As filed with the Securities and Exchange Commission on July 2, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINIM, INC.
(Exact name of registrant as specified in its charter)

Delaware	3661	04-2621506
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

848 Elm Street

Manchester, New Hampshire, 03101

(833) 966-4646

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean Doherty

Chief Financial Officer

Minim, Inc.

848 Elm Street

Manchester, New Hampshire, 03101

(833) 966-4646

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard F. Langan, Jr., Esq. Nixon Peabody LLP 55 West 46th Street New York, NY 10036-4120 (212) 940-3000	Sara L. Terheggen, Esq. The NBD Group, Inc. 350 N. Glendale Avenue, Ste B522 Glendale, California 91206 (310) 890-0110

As soon as practicable after the effective date of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	$28,750,000	$3,137

(1)	Includes shares of Common Stock issuable upon the exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any state or other jurisdiction in which the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 2, 2021

Minim, Inc.

Shares of Common Stock

We are offering              shares of our common stock, par value $0.01 per share (the “Common Stock”).

Our Common Stock is currently traded on the OTC Markets Group under the symbol “MINM”. We have been approved to have our Common Stock listed on The Nasdaq Capital Market under the symbol “MINM”, and we expect trading to begin on July 7, 2021. We have assumed the shares of Common Stock are offered at $           per share, which was the closing price of our Common Stock as reported on The Nasdaq Capital Market on        ,         2021. The final public offering price will be determined through negotiation between us and the underwriters in the offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of the offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The assumed public offering price used throughout this prospectus may not be indicative of the actual offering price.

Certain of our officers, directors and employees, including Gray Chynoweth, our Chief Executive Officer, and certain of their respective affiliates, have indicated an interest in participating in this offering at the public offering price. We anticipate that such persons will purchase in the aggregate approximately            shares of Common Stock offered hereby. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell fewer shares to them than they indicated an interest in purchasing or sell no shares to them, and they could determine to purchase fewer shares than they indicated an interest in purchasing or purchase no shares in this offering.

We are a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended, and may avail ourselves of reduced disclosure requirements applicable to smaller reporting companies, which could make our Common Stock less attractive to investors and adversely affect the market price of our Common Stock. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

Investing in our Common Stock involves risk. See “Risk Factors” beginning on page 17.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We refer you to the section titled “Underwriting” beginning on page 59 for additional information regarding underwriting compensation.

We have granted to the underwriters an option to purchase up to              additional shares of Common Stock, exercisable at any time until 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock against payment on            , 2021.

B. Riley Securities

The date of this prospectus is        , 2021.

minim

moto sync
Overview
Home network
online
17/20 devices online
1/1 access points online
WiFi networks
+ Add network
Smith family
Guests
Acme Inc
Network

You should rely only on the information contained in this prospectus or any information incorporated by reference herein or in any free writing prospectuses or amendments thereto that we may provide to you in connection with this offering. Neither we nor any of the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or incorporated by reference herein or in any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give to you. The information in this prospectus or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor any of the underwriters are making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted.

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PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Minim, Inc., formerly known as Zoom Telephonics, Inc., which we refer to, together with its consolidated subsidiaries, in this prospectus as the “Company” or “Minim,” which is the name under which we do business, and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus or incorporated by reference into this prospectus. You should carefully review this entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes incorporated by reference into this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview

Our Company

Minim is on a mission to make everyone’s connected home safe and easy to use for life and work.

We have developed intelligent networking products and a WiFi as a Service platform that powers applications for businesses, service providers, and home users. Our products deliver experiences so simple, they’re automated. So secure, they’re trusted. So helpful, they’re loved.

Internet is more than a utility to homes around the world. It’s a gateway to culture, society, work, education, entertainment, connection, medicine, information, and more. Reliable and secure access is no longer a nice to have, but a necessity that links us to the people we love and the things we need. Never was this more apparent than during the COVID-19 pandemic.

Since residential WiFi entered the scene in the late 1990s, the wireless protocol (802.11) has evolved over ten generations. Key advancements such as more radio capabilities and wider use of the airwave spectrum led to better area coverage and faster speeds. In 1997, you would be lucky to get 2 megabits per second of data throughput. Today, the 802.11ax (“WiFi 6”) standard offers a theoretical 9.6 gigabits per second.

These advancements have enabled the smart home we know today. And we’re at an inflection point for the smart home of tomorrow: The US government and a handful of countries have opened the 6 GHz spectrum for WiFi use, which has the potential with WiFi 6E to unlock incredible Ultra-Wide Broadband (“UWB”) applications. We expect increasing demand in network equipment upgrades over the next five years.

Yet, for all its advancements, the home router is currently the number one target in a residential cyberattack. The standard router interface hasn’t changed much since the late 1990s. And “I’m having WiFi problems” is all too familiar a phrase in the home. It makes sense: today’s routers are simple, single-purpose devices that rarely receive firmware updates and have underdeveloped management applications.

We believe the router must instead go the way of the mobile phone, offering frequent security updates, helpful apps, extensive personalization options, and a delightful interface. That is what Minim delivers— not just the router or just an app, but an intelligent router managed with an integrated smart operating system that leverages cloud computing and AI to analyze and optimize the smart home, combined with intuitive applications to engage with it.

As a result of the Company’s strategic acquisition by merger of the software company Zoom Connectivity, Inc., formerly known as Minim Inc., which closed on December 4, 2020, we have become a software-driven smart home product company with a global license to the Motorola brand for home networking and security. Along with the vertical integration of great hardware and innovative software, the merger brought together multi-pronged go-to-market strategies and hardware and software talent under one umbrella.

Our products can now be found in leading retailers across the US and in over 100 Internet Service Providers (“ISPs”) broadband offerings. In the first quarter of 2021, our Motorola modem and modem/router devices led the category in US Amazon sales. Our software is integrated with third-party hardware and two of our Motorola products to date. For the past three quarters, the Company has posted record revenue growth and margin expansion.

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Looking ahead, we see margin expansion and growth opportunities in subscription software, new geographical markets, new channels, and new product categories, such as connected security cameras and thermostats.

The global smart home market is expected to reach $313.95 billion by 2026 at a 25.3% compound annual growth rate (“CAGR”), according to Mordor Intelligence. Looking ahead, we are aligned on a powerful imperative: to make the world’s smartest connectivity products accessible to everyone for personal and business use.

Our Solution

Minim delivers intelligent networking products with our comprehensive WiFi as a Service platform that are comprised of the following product components:

●	The Minim® Mobile App gives consumers total control over their connected home with intuitive settings to monitor secure, and optimize their home network from anywhere. This app addresses many home user needs, from helping parents monitor online activities, to ensuring remote worker productivity, to empowering gamers and streamers to reach faster performance, and much more.

●	The Minim® Care Portal offers a single pane of glass view, with privacy settings, to ISPs and other businesses to efficiently and remotely support and secure home broadband users.

●	The Minim® Cloud is an AI-driven platform that powers our interfaces with the home router. The platform has been architected to operate across multiple private and public clouds. This design allows us to effectively manage costs associated with hosting our cloud application; to segregate subscriber data to achieve compliance with local regulations; and to offer managed ‘on premise’ deployments for large ISP customers.

●	The Minim® Middleware Agent, “Unum”, has been open sourced to enable third-party hardware makers to integrate with Minim’s cloud platform. Now integrated with leading open-source router operating systems, “Unum” was designed with a minimal footprint— requiring an estimated 1/10th of resources versus a leading competitor— and has been integrated with top router brands, primarily for our ISP customer base to date. Unum also been deployed in the cloud to achieve agentless integrations with hardware that exposes sufficient functionality via API.

●	The Minim® API suite enables third parties to build our cloud-managed WiFi functionality and reporting into their own interfaces and systems.

●	Motorola®, Zoom®, and third-party hardware. Minim creates innovative connectivity hardware under the Motorola brand and our long-held ZOOM trademark, offering a growing portfolio of products to meet the unique needs of every home. Our exclusive global Motorola brand licenses have expanded in geographic and product category scope through the years. We actively collaborate with the Motorola Strategic Brand Partnerships team to guide quality and innovative product design, manufacturing, and marketing practices. Our current hardware product portfolio includes:

○	Modems and Modem/Routers (“Gateways”) allow our customers to convert cable service into Internet connectivity for Ethernet-only connection (modems) or Ethernet and wireless connections (modem/routers). Gateways manufactured by Minim meet various technical specifications for capability and performance (e.g., DOCSIS 3.0, DOCSIS 3.1, WiFi 5, WiFi 6). Where appropriate, Gateways are certified by Cable Labs® and cable service providers, allowing the devices to be used on and marketed for ISP networks (e.g., Comcast Xfinity, Charter Spectrum, Cox).

○	WiFi & mesh systems enable our customers to create wireless networks to connect all their smart home devices. WiFi devices and mesh systems built by Minim satisfy technical specifications for capability and performance (e.g., WiFi 5, WiFi 6).

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○	Multimedia-over-coax-alliance (“MoCA”) devices allow our customers to create faster, reliable connections using their home’s coax cable wiring. In addition to increasing wired device speeds, customers can use Minim’s MoCA network adapters to enhance WiFi bandwidth and capacity.

○	Third Party Hardware - We sell WiFi systems that are manufactured by third parties (e.g., MkroTik®). We do this when our customers want to purchase our software but for feature, functionality, price or availability reasons would prefer to purchase hardware we do not manufacture.

Our Customers

Key Customer Benefits

Minim serves both consumers and businesses with its WiFi as a Service platform:

●	Consumers – Home broadband users can find our networking products and mobile app under the Motorola brand on leading electronics retailers and e-commerce platforms in the US and under the ZOOM® trademark, and from our own e-commerce platform which is coming soon. With Motorola connectivity, our customers benefit from:

○	Savings on rental fees from their ISPs;
○	Improved connected device performance;
○	Fast internet speeds;
○	Free support from our team of U.S.-based technicians; and
○	Reliability with 2-year product warranties.

●	ISPs – Over 100 ISP customers to date have selected Minim to enhance their broadband services with our mobile app and improve customer support via the Minim Care Portal. ISP customers benefit from increased revenue through service plan upgrades and better subscriber retention, as well as decreased operational expenses through truck roll avoidance and reduced support calls.

●	Hybrid & Small Businesses – Minim is an alternative to traditional enterprise security solutions, granting the business customer extensive cost savings, fast deployment times, and easy maintenance.

●	Original Equipment Manufacturers (“OEMs”) – OEMs can freely and independently integrate the Minim agent in their networking devices. OEM customers benefit from increased competitiveness of their product offering and a recurring revenue stream with our software services. Our system integrator and OEM customers sell our products under their brand or incorporate our products as a component of their systems.

Our Business Model

The foundation of our business model is to deliver a better-connected home experience to home users and the organizations that support them.

Today, we primarily derive revenue from the sale of our intelligent networking products to home users. These products leverage the benefits of the scale we have achieved with our long-standing hardware business and the continuous interaction’s cycles and higher gross margins come with our WiFi as a Service platform.

Key to our success in this business line is the ability to leverage the global power of the Motorola®, the marketing, manufacturing, quality assurance and security support we receive from Motorola as a brand licensee and the natural relationships we benefit from as one of Motorola’s growing, global stable of brand licensees.

Over time, we believe that material revenue sources will also come to include the sale of the WiFi as a Service platform as an independent product and the sale of additional smart home products that leverage our intelligent networking products and WiFi as a Service platform to deliver a more usable and secure home.

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Our Industry

The market for advanced connectivity products is massive, expanding, and dynamic. There are several trends and factors that are driving market growth:

●	Over one billion homes are now connected to the Internet. The next billion homes are connecting by the tens of millions every year.
●	Smart homes continue to amass connected devices, making network management and security more complex and more valuable.
●	Covid-19 accelerated the home network’s essentiality as a gateway to online education, work, entertainment, telemedicine, and social connection.
●	High-profile network security events have heightened the public’s cybersecurity awareness and attention; residential network vulnerabilities are now seen as risk to personal information, business operations, and public infrastructure.
●	Emerging government bodies are designing regulations to preserve their constituents’ security and privacy across their Internet-connected devices and applications.
●	Consumers have expanding access and choice in broadband services as a result of emerging technologies (e.g., 5G) that enable new market entrants: Wireless Internet Service Providers, Satellite Internet Service Providers, and Peer-to-Peer networks.
●	Consumers are shortening their network upgrade cycles as higher performance products and service plans come available, driven by new spectrum accessibility opportunities (e.g., 6 Ghz) and advancing Internet technology standards (e.g., WiFi 6, WiFi 6E, 5G, DOCSIS 3.1, DOCSIS 4.0).
●	Proliferation of AI technology is leading to software that can more effectively optimize network performance, device management, security assurance, and self-help tools.

Our Opportunity

It’s an exciting time to be a part of the smart home ecosystem, particularly in WiFi. In 2020, the FCC opened the 6 GHz band to WiFi and other unlicensed users. This extensive 1,200 MHz of spectrum allocation unlocks a bright wireless future: faster data transfer, wider channels, and stronger signal.

Realizing the promise of wireless technology innovation UWB offers, the US is now in the company of open 6 GHz spectrum markets, including Argentina, Brazil, Canada, Mexico, Peru, the United Kingdom (partial), Saudi Arabia, and South Korea— and growing.

According to ABI Research, UWB is expected to become the de facto radio technology by 2025, with more than 1.6 billion WiFi chipsets delivered. At the same time, the global smart home market is expected to reach $313.95 billion by 2026 at a 25.3% CAGR, according to Mordor Intelligence.

While hardware development is plowing ahead, we believe residential networking software has not advanced with modern edge and cloud computing technologies, creating a great opportunity.

Our Unique Approach

We believe we have 5 key differentiating aspects to our business strategy to sustain long-term growth:

1.	Experience-led. Minim is not hardware focused as are most competitors, where the Software as a Service business model and associated investments face great friction. Rather, we believe that exceptional customer value can only be delivered by combining the power of user centric software experiences with a robust choice of hardware options.

2.	Ecosystem approach. Like Android to phones, our software is easy to integrate and can bring all kinds of hardware to life. Our router middleware has an estimated 10 times less the footprint and hardware performance requirements as a leading competitor’s. This enables us to enter emerging markets where product price points are lower, effectively expanding our Total Addressable Market and allowing us to deliver on our accessibility vision.

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3.	Customer-focused. We maintain direct relationships with consumers, retailers, ISPs, and businesses for product feedback that informs our hardware and software roadmap.

4.	Open to partner. Minim’s core business model delivers value to ISPs and retailers, unlike competitors who challenge them; this enables us to form more durable partnerships and strategic alliances.

5.	Sustainable. Minim’s core business model does not tie services— such as broadband services, browser services, search services, and advertising services— to our products. Such binding can create privacy and antitrust concerns amongst incumbent and new market entrants.

Our Growth Strategy

We are pursuing our market opportunity with a multi-pronged growth strategy:

Growth Through Product Innovation

●	Increase software user acquisition through intelligent hardware distribution. In retail, we can secure a higher Average Sales Price for intelligent networking products that include a 3-year subscription license to our mobile app and automated security. These superior-value offerings bundle high-margin, deferred subscription revenue with a lower-margin hardware sale. In business sales channels, we can sell our cloud software independently of hardware, allowing the customer to integrate Minim with their preferred platform.

●	Broaden hardware product portfolio. Increased Motorola and Zoom® intelligent networking hardware sales in existing and new product categories represent an opportunity for revenue growth and wider software distribution. We retain the global, exclusive licenses to the Motorola brand for connected home networking, energy management, and security. To date, we have only made use of the home networking license and see great opportunities in connected security cameras and thermostats. In this category, we see opportunities to widen our product portfolio and increase sales to meet the demand for cutting-edge performance products as well as value-driven products for emerging global markets.

●	Increase our Average Revenue per User (“ARPU”). Minim’s intelligent networking hardware products represent an opportunity for ARPU growth through upsells and cross-sells. When an end user downloads our mobile app, we can maintain a direct, persistent relationship to establish brand loyalty for in-app feature upgrades and future product purchases. When a business or ISP uses Minim’s Care Portal, we can offer feature suite and service plan upgrades. Our software innovation is guided by our intent to increase customer engagement and retention, signs of sustainable value delivery.

Growth Through Market Expansion

●	Expand Internationally. Expansion beyond the US market represents a large opportunity for revenue growth as North America constitutes less than 10 percent of the world’s Internet users. Here, we have several positive indicators, including: a high degree of Motorola brand recognition worldwide; public and private initiatives to increase broadband access to homes; earlier smart home adoption curve outside the US; and early WiFi as a Service adoption by ISPs in global markets. Having already served ISPs in Africa, Canada, and the UK, we see near-term opportunities in India, Europe, Latin America, Canada, and Africa.

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Growth Through Sales and Marketing

●	Increase sales in direct-to-consumer channels. Acquiring and nurturing retailer relationships for further product placement opportunities represent a key opportunity for growth. Retailers choose to work with Minim for our pricing integrity, extended product warranties, quality customer support, positive product reviews, powerful Motorola brand, distribution and sales partnerships, and effective marketing practices.

●	Increase sales conversions with a growing omnichannel marketing engine. We see expanding investments in marketing and brand awareness as a significant growth driver. This year, we have strategically invested in the marketing team talent responsible for achieving the #1 position in Amazon.com for modem products in Q1 2021, lending to our highest revenue-quarter yet. Within our Amazon strategy, we sell directly to consumers using the Seller Central model, affording us higher pricing control and margins than our competitors using Buyer Central. We believe there is great opportunity to expand our own e-commerce strategy on minim.com and MotoManage.com; on e-tail platforms; and on Amazon worldwide alongside strategic merchandising in stores.

●	Increase sales in business-to-business channels. Globally, we sell to challenger and incumbent ISPs and businesses directly and via channel partners. We target increased sales directly through inbound marketing and sales development within several ecosystems, including: the Wireless ISP Association (“WISPA”), the Fiber Broadband Association (“FBA”), and the Microsoft Airband Initiative. We target increased sales indirectly through our relationships with channel partners Irdeto, the global leader in digital platform security for ISPs, and Telarus, the largest privately held technology products master agent in the US.

Our Culture and Values

Team diversity makes us stronger, bringing together varied perspectives to solve problems and empathize with our customers. But we cannot build this vibrancy without vigilant inclusivity. With this principle, we have formed the following cultural values:

1.	RESPECT. Respect is the bedrock on which diverse perspectives and great suggestions come together.
2.	Circle of Transparency. With important information, we can make better decisions, together.
3.	Connected Community. A community where everyone feels respected, equal, safe, valued, connected.
4.	Empowered Accountability. We fearlessly take initiatives in pursuit of our goals and beyond.
5.	Big Open Minds. We exercise mental agility and encouragement like muscles so big ideas can take off.
6.	Mindful Collaboration. Team distribution is our superpower, and we regard work-life harmony.
7.	Go for it! We’ll take experimentation over slideware any day of the week.

We see our culture as a continuous effort, a living document. We have strides to make in team diversity, employee education, and global recruitment strategies. We have actions to take in supporting remote-work first approach, investing in bringing teams together at critical creative moments. We are actively working on these initiatives, and our work is never done to ensure Minim is a place of work where passionate and diverse talent feel at home.

Our Market and Operational Concentrations

Customer Concentration

At March 31, 2021, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 87% of the Company’s accounts receivable. At December 31, 2020, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 85% of the Company’s accounts receivable. At December 31, 2019, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 84% of the Company’s accounts receivable.

Market Concentration

Today, the US market accounts for the vast majority of the Company’s revenues. In the first quarter of 2021, sales outside North America were only 1.3% of our net sales. For the fiscal year ending December 31, 2020, sales outside North America were only 1.8% of our net sales. For the fiscal year ending December 31, 2019, sales outside North America were only 2.3% of our net sales.

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Product, Manufacturer and Chipset Concentration

The majority of our sales were for Gateways containing Broadcom chipsets that were manufactured by T&W in Vietnam. The Company continues to look for ways to diversify its product offerings, the chipsets that our products are made with and the manufacturers that produce them on our behalf.

Regulatory Environment Concentration

The majority of our sales were for products that were compliant with regulations and requirements relevant only to the US market. The regulatory and certification requirements and purchasing behaviors for Gateways differs materially between different global markets. The Company continues to work toward bringing its products into compliance with the regulations and requirements necessary to sell them in different global markets (e.g, India, European Union, Mexico).

Intellectual Property Rights

License to the Motorola® Brand

We hold an exclusive license to use the Motorola® brand trademarks in a wide range of consumer products including cable modems, gateways, routers, WiFi range extenders, home powerline network adapters, access points, MoCA adapters, and cellular sensors. The exclusive license allows the Company to sell through authorized channels worldwide, including Direct to Consumer Channels and Service Provider Channels, through December 31, 2025.

Our middleware agent is maintained under an Apache-2.0 open-source license.

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Recent Developments

A proposal on the amendment to our Amended and Restated Certificate of Incorporation was considered but not approved by the stockholders of the Company at its 2021 Annual Meeting of Stockholders held on June 2, 2021. The voting results of this proposal reflected a tabulation report that treated the proposal as “routine;” however, the Company’s proxy materials for the 2021 Annual Meeting of Stockholders described the proposal as “non-routine.” When tabulated as a non-routine matter, this proposal was not approved by the Company’s stockholders. Certain shares of Common Stock beneficially owned by the Company’s Chairman, Jeremy Hitchcock and his spouse, Elizabeth Hitchcock who also is a director of the Company, inadvertently were not voted at the meeting. If those votes had been cast at the meeting and were voted for the proposal, the proposal would have been approved by the requisite vote of the Company’s stockholders. On June 30, 2021, the Company filed with the Secretary of State of the State of Delaware a Certificate of Correction (the “Certificate of Correction”) to void the previously filed amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of capital stock to 62,000,000 shares, consisting of 60,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. A Special Meeting is being held to allow the stockholders to reconsider the proposal with the expectation that the Common Stock beneficially owned by the Hitchcocks’ will be voted for the proposal.

Corporate Information

We are incorporated in Delaware under the name Minim, Inc., formerly known as Zoom Telephonics, Inc., while maintaining the ZOOM trademark for products.  The Company was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. Our principal executive offices are located at 848 Elm Street, Manchester, NH 03101, and our telephone number is (833) 966-4646. Our main website is https://www.minim.com, and our Investor Relations website is located on https://ir.minim.com. Information contained on our website does not constitute part of this prospectus.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions we made upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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SUMMARY OF THE OFFERING

Common Stock Offered	million shares (or million shares if the underwriters exercise their option to purchase additional shares in full)

Common Stock Outstanding After the Offering	million shares (or million shares if the underwriters exercise their option to purchase additional shares in full)

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, assuming a public offering price of $ per share (which was the closing price of our Common Stock as reported on The Nasdaq Capital Market on , 2021), after deducting underwriting discounts and commissions. Each $1 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions, by $ million (assuming no exercise of the underwriters’ option to purchase additional shares).

We intend to use the net proceeds from this offering for general corporate and working capital purposes, which may include inventory optimization, development and marketing of new product offerings and expansion into global markets. See “Use of Proceeds.”

Underwriters’ Option	We have granted the underwriters a 30-day option to purchase a maximum of additional shares of our Common Stock from us at the public offering price, less the underwriting discounts and commissions.

Voting Rights	Each share of Common Stock will entitle its holder to one vote on all matters to be voted on by stockholders. See “Description of Our Capital Stock.”

Dividend Policy	We do not expect to pay any dividends on our Common Stock in the foreseeable future. See “Dividend Policy.”

Risk Factors	Investing in our Common Stock involves substantial risk. You should read the “Risk Factors” section of this prospectus beginning on page 17 for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Lock-Up	We and each of our officers, directors and certain affiliates have agreed, subject to certain exceptions, including, without limitation, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 90 days in the case of our executive officers, certain of our directors and certain affiliates and 120 days in the case of our Chairman and Director and his affiliated entities after the date of this prospectus, without the prior written consent of B. Riley Securities, Inc. See “Underwriting” for additional information.

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Insider Participation	Certain of our officers, directors and employees, including Gray Chynoweth, our Chief Executive Officer, and certain of their respective affiliates, have indicated an interest in participating in this offering at the public offering price. We anticipate that such persons will purchase in the aggregate approximately shares of Common Stock offered hereby. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell fewer shares to them than they indicated an interest in purchasing or sell no shares to them, and they could determine to purchase fewer shares than they indicated an interest in purchasing or purchase no shares in this offering.

OTC Markets Group Symbol and Expected Nasdaq Symbol	MINM

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

●	gives effect to the consummation of this offering;

●	assumes the shares of Common Stock are offered at $ per share, which was the closing price of our Common Stock as reported on The Nasdaq Capital Market on , 2021; and

●	assumes no exercise by the underwriters of their option to purchase additional shares.

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SELECTED CONSOLIDATED FINANCIAL DATA

The following tables present our selected consolidated financial data. The selected consolidated statements of operations data for the two years ended December 31, 2019 and 2020, and the selected consolidated balance sheets data as of December 31, 2019 and 2020 are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus. The selected consolidated statements of operations data for the three months ended March 2021 and 2020 and the selected consolidated balance sheet data as of March 31, 2021 are derived from our unaudited interim condensed consolidated financial statements that are incorporated by reference into this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments of a normal recurring nature that are necessary for the fair statement of our unaudited interim condensed consolidated financial statements.

The results of operations for the periods presented below are not necessarily indicative of the results that may be expected for any future period. You should read the historical financial data below in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes incorporated by reference into this prospectus.

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MINIM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Three Month Ended March 31,
	(Audited)		(Unaudited)
	2019	2020	2020	2021
Consolidated Statement of Operations Data
Net Sales	$37,614,456	$47,988,549	$11,955,603	$15,017,574
Cost of goods sold	26,708,653	34,382,314	8,860,385	9,913,784
Gross profit	10,905,803	13,606,235	3,095,218	5,103,790
Selling and marketing expenses	9,222,737	9,154,685	2,354,243	3,173,950
General and administrative expenses	2,666,876	5,443,529	827,939	1,077,368
Research and development expenses	2,237,416	3,828,223	652,752	1,388,170
Total operating expenses	14,127,029	18,426,437	3,834,934	5,639,488
Operating loss	(3,221,226)	(4,820,202)	(739,716)	(535,698)
Interest income	13,975	1,081	0	0
Interest expense	(48,404)	(48,552)	(5,398)	(28,322)
Other income (expense)	4,720	(21,356)	(449)	20,000
Gain on forgiveness of debt	-	1,057,330	-	-
Total other income (expense), net	(29,709)	988,503	(5,847)	(8,322)
Loss before income taxes	(3,250,935)	(3,831,699)	(745,563)	(544,020)
Income taxes	24,865	26,716	6,316	1,500
Net loss	$(3,275,800)	$(3,858,415)	$(751,879)	$(545,520)
Basic and diluted net loss per share	$(0.18)	$(0.15)	$(0.04)	$(0.02)
Basic and Diluted:	18,051,070	25,300,976	21,080,179	35,254,243

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MINIM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	Year Ended December 31, (Audited)
	2019	2020	March 31, (Unaudited) 2021	March 31, (Unaudited) 2021 (1)
Current Assets:
Cash and cash equivalents	$1,216,893	$771,757	$397,713
Equipment, net	303,099	455,066	646,265
Other assets	349,335	942,404	974,021
Total assets	$13,902,707	$29,610,969	$30,338,702
Liabilities and Stockholders’ Equity
Current Liabilities
Bank credit line	-	$2,442,246	$6,918,783
Accounts payable	5,024,529	11,744,834	10,049,107
Total current liabilities	7,793,716	21,783,019	22,146,203
Stockholders’ Equity
Common stock: Authorized: 40,000,000 shares at $0.01 par value; issued and outstanding: 35,362,854 shares at March 31, 2021; 35,074,922 shares and 20,929,928 shares at December 31, 2020 and 2019, respectively	209,299	350,749	353,628
Total stockholders’ equity	6,108,991	7,790,470	8,028,815
Total liabilities and stockholders’ equity	$13,902,707	$29,610,969	$30,338,702

(1)	As adjusted to give pro forma effect to the use of the net proceeds, as described under “Use of Proceeds,” to us from this offering of $ million from the sale of shares of Common Stock. Each $1.00 increase (decrease) in the assumed offering price of $ per share, would increase (decrease) the pro forma as adjusted amount of cash and cash equivalents, total assets and total stockholders’ equity by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 4, 2020, the Company completed its acquisition by merger of Zoom Connectivity, Inc., formerly known as Minim Inc. (the “Target”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 12, 2020.

The accompanying unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the historical financial statements and accounting records of the Target after giving effect to the Merger Agreement through the related pro forma adjustments. Further details about the Merger Agreement, along with key assumptions and estimates underlying the unaudited pro forma adjustments are described in the Notes to Unaudited Pro Forma Condensed Combined Financial Information set forth below.

The accompanying unaudited pro forma condensed combined statements of operations for year ended December 31, 2020, combined the historical consolidated statements of operations of the Company and the Target, giving effect to the Merger Agreement as if the merger had occurred on January 1, 2020, the first day of the Company’s calendar year ended December 31, 2020.

The accompanying pro forma adjustments are based on preliminary estimates that have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company and the Target would have achieved had the companies been combined during the periods presented herein.

The Company has prepared the following unaudited pro forma condensed combined financial information pursuant to the requirements of Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The unaudited pro forma condensed combined financial information is presented to illustrate the transaction accounting adjustments related to the merger. The unaudited pro forma condensed combined financial information is not intended to project the future results of operations that the combined company may achieve after the merger and does not reflect any adjustments for post-closing integration costs, or any potential cost savings or revenue enhancement synergies that may be realized as a result of the merger. Although the Company expects that some overall cost savings and revenue enhancement synergies will result from the merger, there can be no assurance that these expectations will be realized.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the twelve months ended December 31, 2020
	Minim, Inc.	Zoom Connectivity, Inc.	Pro Forma Adjustments		Pro Forma Combined
Total revenue	$47,902,283	$888,071	(364,015)	(a)	$48,426,339
Cost of sales	34,403,111	390,265	(164,477)	(a)	34,628,899
Gross profit	13,499,172	497,806	(199,538)		13,797,440
Selling and marketing expenses	8,949,870	919,635	-		9,869,505
General and administrative expenses	4,952,026	1,588,246	-		6,540,272
Research and development expenses	3,510,484	1,548,276	(135,000)	(b)	4,923,760
Total operating expenses	17,412,380	4,056,157	(135,000)		21,333,537
Operating loss	(3,913,208)	(3,558,351)	(64,538)		(7,536,097)
Interest income	1,077	825	-		1,902
Interest expense	(46,326)	(11,610)	-		(57,936)
Other income (expense)	(21,326)	-	-		(21,326)
Gain on forgiveness of debt	512,800	544,500	-		1,057,300
Total other income (expense), net	446,225	533,715	-		979,940
Loss before income taxes	(3,466,983)	(3,024,636)	(64,538)		(6,556,157)
Income taxes	26,716	-	-		26,716
Net loss	$(3,493,699)	$(3,024,636)	(64,538)		$(6,582,873)
Basic and diluted net loss per share	$(0.15)	-	-		$(0.20)
Weighted average common and common equivalent shares (Basic and Diluted)	22,848,602	-	10,784,534	(c)	33,633,136

(a)	Represents the elimination of sales and cost of sales related to sales and services between Minim, Inc. and Zoom Connectivity, Inc. that are derived from the Statement of Work, License, Collaborative Agreement, Software/Service Availability Agreement and Software/Service Support Level Agreement between Minim, Inc. and Zoom Connectivity, Inc., dated July 25, 2019, as amended.
(b)

Represents the elimination of engineering costs derived from the Statement of Work, License, Collaborative Agreement, Software/Service Availability Agreement and Software/Service Support Level Agreement between Minim, Inc. and Zoom Connectivity, Inc., dated July 25, 2019, as amended.

(c)	The Company issued an aggregate of 10,784,534 shares of Common Stock to the shareholders of Zoom Connectivity, Inc., formerly known as Minim, Inc. The shares are considered outstanding as of January 1, 2020 giving effect to the Merger Agreement as if the merger had occurred on January 1, 2020, the first day of the Company’s calendar year ended December 31, 2020.

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Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

On November 12, 2020, the Company entered into the Merger Agreement pursuant to which the Company and the Target would merge and combine their businesses (the “Merger”). The Company’s Chairman and, principally through investment vehicles, controlling stockholder, is Chairman and a controlling stockholder of the Target.

Under the terms of the Merger Agreement by and among the Company, Elm Acquisition Sub, Inc., the Company’s wholly-owned subsidiary (“Merger Sub”), the Target and the Representative (as defined therein), Merger Sub merged with and into the Target, with the Target being the surviving entity and, following the closing of the Merger transaction, the Target became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, the Company exchanged 0.80106 newly-issued shares of the Company’s Common Stock for each issued and outstanding share of the Target’s common stock and preferred stock. In addition, the Company issued to each holder of the Target’s options and restricted stock, new Company options and restricted stock that are substantially equivalent and on the same terms as the respective holder’s options and restricted stock. Additionally, holders of certain outstanding convertible notes of the Target were exchanged for shares of Common Stock in accordance with the terms of the Merger Agreement. The transaction implied a valuation to the Target of approximately $30 million before taking into account transaction expenses and the exchange of the Target’s convertible notes.

Upon the closing of the Merger on December 4, 2020, the Target had 13,462,846 shares of common shares and equivalent preferred stock outstanding. These shares were exchanged for the 10,784,534 shares of the Common Stock. In addition, the holders of the Target’s stock options and restricted stock received 1,675,416 of the Company’s stock options in exchange for their 2,091,499 options outstanding.

2. Basis of Pro Forma Presentation

The pro forma presentation includes “Annual” statements of operations that give effect to the Merger as if this event had occurred on January 1, 2020, the first day of the Company’s calendar year ended December 31, 2020. The Annual unaudited pro forma condensed combined statement of operations includes the historical results for the Company and the Target for the calendar year ended December 31, 2020. The historical balance sheets and statements of operations of the Company and the Target as of March 31, 2021 and for the three months ended March 31, 2021, respectively, are not subject to pro forma presentation and are reported in the historical unaudited consolidated financial statements in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 17, 2021.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision with respect to our Common Stock, you should carefully consider the following risks and all of the other information contained or incorporated by reference in the prospectus. If any of the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment in our Common Stock. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

The outbreak of the novel coronavirus (COVID-19) has had and will likely continue to adversely affect our business.

The novel strain of the coronavirus (COVID-19) has spread as a global pandemic throughout the world and has resulted in authorities imposing, and businesses and individuals implementing, numerous unprecedented measures to try to contain the virus. These efforts include travel bans and restrictions, quarantines, shelter-in-place/stay-at home and social distancing orders, and shutdowns. These measures have impacted and may further impact our workforce and operations, the operations of our customers, and those of our vendors, suppliers and manufacturing partners. The extent to which the COVID-19 pandemic will continue to affect our business, results of operations and financial condition is difficult to predict and depends on numerous evolving factors, including the duration and scope of the pandemic and its impact on overall global uncertainty; government, social, business, and other actions and have been and will be taken in response to the pandemic; and the effect of the pandemic on short- and long-term general economic conditions.

While our manufacturing partners and component suppliers mostly have been able to continue to operate to date in compliance with applicable regulations and current limitations, future restrictions on their operations could impact our ability to meet customer demand and could have a material adverse effect on our financial condition and results of operations, particularly if prolonged. Similarly, current and future restrictions or disruptions of transportation, such as reduced availability of air and ground transport, port closures or congestion, and increased border controls or closures, can also impact our ability to meet demand and could materially adversely affect us. We have already observed a significant increase in the cost of air freight as a result of the pandemic, which negatively affects our profitability as we seek to transport an increased number of products from manufacturing locations in Asia to North America and international markets as quickly as possible. We have also experienced an increase in costs for ocean freight and shortages in freight capacity, which can negatively impact our ability to ship volume predictably and on a lower cost basis. In addition, rapidly shifting consumer demand during the pandemic can lead to unexpected adverse impact on our results of operations. Although we have seen a significant increase in demand for our cable modems and gateway products due to consumers responding to work-from-home and shelter-in-place measures, we do not know how long this increase may last. In particular, as vaccines become widely available and consumers return to work or school and the impact of the COVID-19 pandemic lessens, this increase in demand may begin to subside. If this demand subsides at a rapid pace, our net sales, profitability and other financial results could be adversely affected. This increase in demand has also put strain on our manufacturing partners, suppliers and logistics partners to produce and deliver a sufficient number of products to meet this demand. In particular, the limited and delayed availability of certain key components for our products, such as specialized chipsets, significantly constrains our ability to meet the increased consumer demand and over the course of the past year, we have seen lead times for some of these key components increase dramatically from as low as 12 weeks to up to 50 weeks. This in turn puts pressure on our ability to accurately forecast and increases the likelihood that the accuracy of such forecasts will be lower, which could materially adversely affect our financial results. If we were to experience weakened demand in products, our net sales, profitability and other financial results would be materially adversely impacted.

The pandemic has significantly increased economic and demand uncertainty and also has led to increased disruption and volatility in capital markets and credit markets. The current severe economic slowdown resulting from the pandemic has already started to lead to a global recession. There is a significant degree of uncertainty and lack of visibility as to the extent and duration of any such slowdown or recession. Risks related to a slowdown or recession include the risk that demand for our products will be significantly harmed over time if consumers choose to delay product upgrades or various projects in order to conserve funds. Given the significant economic uncertainty and volatility created by the pandemic, it is difficult to predict the nature and extent of impacts on demand for our products. These expectations are subject to change without warning.

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The spread of COVID-19 has caused us to modify our business practices, including employee travel, employee work locations, cancellation of physical participation in meetings, events and conferences, and social distancing measures. We may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, partners, vendors, and suppliers. Work-from-home and other measures introduce additional operational risks, including cybersecurity risks and have affected the way we conduct our product development, testing, customer support, and other activities, which could have an adverse effect on our operations. Furthermore, we rely on third-party laboratories to test and certify our products. If these service providers close or reduce staffing, it could delay our product development efforts. There is no certainty that such measures will be sufficient to mitigate the risks posed by the virus, and illness and workforce disruptions could lead to unavailability of key personnel and harm our ability to perform critical functions. In addition, work-from-home and related business practice modifications present challenges to maintaining our corporate culture, including employee engagement and productivity, both during the immediate pandemic crisis and as we make additional adjustments in the eventual transition from it.

The degree to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including how quickly and to what extent normal economic and operating conditions can resume. We are similarly unable to predict the degree to which the pandemic impacts our customers, suppliers, vendors, and other partners, and their financial conditions, but a material effect on these parties could also adversely affect us. The impact of COVID-19 can also exacerbate other risks discussed below, which could in turn have a material adverse effect on us. Developments related to COVID-19 have been rapidly changing, and additional impacts and risks may arise that we are not aware of or able to appropriately respond to currently. Should the COVID-19 situation or global economic slowdown not improve or worsen, or if our attempts to mitigate its impact on our operations and costs are not successful, our business, results of operations, financial condition and prospects may be adversely affected.

Our license agreements with Motorola have risks, including risks associated with our ability to successfully generate Motorola sales that are large enough to make our Motorola business profitable after we pay the minimum annual royalty payments required by the license agreements. Our failure to successfully increase Motorola sales could have a material effect on our liquidity and financial results.

A substantial amount of our net sales are generated by sales of products sold under our agreements to exclusively license the Motorola brand trademark for use with such products, which expires December 31, 2025. In connection with this opportunity, we have an aggressive plan to continue to introduce new Motorola brand products. Our product development plan has and will continue to increase our costs and may result in cost overruns and delays. If our sales of Motorola brand products do not meet our forecasts, this may result in excess inventory and a shortage of cash. In addition, each of the license agreements includes significant minimum quarterly royalty payments due by Minim. If we are unable to sell a sufficient number of Motorola brand products to offset these minimum royalty payments, our net income and cash position will be reduced, and we may continue to experience losses. There are provisions in both license agreements that could cause expiration at an earlier date. If our license agreements with Motorola were to be terminated for any reason, our net sales would be materially adversely affected.

We may require additional funding, which may be difficult to obtain on favorable terms, if at all.

Over the next 12 months we may require additional funding if, for instance, we buy inventory and develop products in anticipation of significant Motorola sales, if our sales are lower than forecast, or if we continue to experience losses. On March 12, 2021, we entered into a new loan and security agreement with Silicon Valley Bank (“SVB Loan Agreement”), which provides for a revolving facility up to a principal amount of $12.0 million. The availability of borrowings under the SVB Loan Agreement is subject to certain conditions and requirements. It is not certain whether all or part of this line of credit will be available to us in the future; and other sources of financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations; and this could have a material adverse effect on our business.

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Our management has concluded that our disclosure controls and procedures and internal controls over financial reporting are ineffective due to the existence of a material weakness in our internal control over financial reporting. If we are unable to establish and maintain effective disclosure controls and internal control over financial reporting, our ability to produce accurate financial statements on a timely basis could be impaired, and the market price of our securities may be negatively affected.

A material weakness (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. We carried out an evaluation, under the supervision and with the participation of management, of the effectiveness of the design and operation of our disclosure controls and procedures and internal control over financial reporting as of December 31, 2020. Based upon this evaluation, management has identified a deficiency related to the operation of a process level control to address the completeness and accuracy of unrecorded inventory and related liabilities at December 31, 2020.

Specifically, the Company identified inventory in-transit was not recorded upon the title transfer of the inventory to the Company, resulting in an understatement of inventory and related current liabilities. This error was corrected and impacted the consolidated balance sheet, other than stockholders’ equity, resulting in equal increases in the Company’s inventory and current liabilities, only for the year end December 31, 2020, and did not impact the consolidated statements of operations.

We may be unsuccessful in integrating the operations of the business we have acquired or expect to acquire in the future.

From time to time, we may acquire businesses, assets, or securities of companies that we believe will provide a strategic fit with our business. We integrate acquired businesses with our existing operations; our overall internal control over financial reporting processes; and our financial, operations, and information systems. If the financial performance of our business, as supplemented by the assets and businesses acquired, does not meet our expectations, it may make it more difficult for us to service our debt obligations and our results of operations may fail to meet market expectations. We may not effectively assimilate the business or product offerings of acquired companies into our business or within the anticipated costs or timeframes, retain key customers and suppliers or key employees of acquired businesses, or successfully implement our business plan for the combined business. In addition, our final determinations and appraisals of the estimated fair value of assets acquired and liabilities assumed in our acquisitions may vary materially from earlier estimates and we may fail to realize fully anticipated cost savings, growth opportunities or other potential synergies. We cannot assure that the fair value of acquired businesses or investments will remain constant.

Our business strategy includes significant growth plans, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

We intend to pursue an organic growth strategy for our business; however, we regularly evaluate potential acquisitions and expansion opportunities. If appropriate opportunities present themselves, we expect to engage in selected acquisitions and other business growth initiatives or undertakings. There can be no assurance that we will successfully identify appropriate opportunities, that we will be able to negotiate or finance such activities or that such activities, if undertaken, will be successful. There are risks associated with our growth strategy. To the extent that we grow through acquisitions, we cannot ensure that we will be able to adequately or profitably manage this growth. Our existing operations, personnel, systems and internal control may not be adequate to support our growth and expansion and may require us to make additional unanticipated investments in our infrastructure.

Acquiring other companies or other assets, as well as other expansion activities, involves various risks including the risks of incorrectly assessing the value of acquired assets, encountering greater than expected costs of integrating, the risk of loss of customers and/or employees of the acquired business, executing cost savings measures, not achieving revenue enhancements and otherwise not realizing the transaction’s anticipated benefits. Our ability to address these matters successfully cannot be assured. In addition, our strategic efforts may divert resources or management’s attention from ongoing business operations, may require investment in integration and in development and enhancement of additional operational and reporting processes and controls.

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Our growth initiatives may also require us to recruit and retain experienced personnel to assist in such initiatives. Accordingly, the failure to identify and retain such personnel would place significant limitations on our ability to successfully execute our growth strategy.

If we do not successfully execute our acquisition growth plan, it could adversely affect our business, financial condition, results of operations, reputation and growth prospects. In addition, if we were to conclude that the value of an acquired business had decreased and that the related goodwill had been impaired, that conclusion would result in an impairment of goodwill charge, which would adversely affect our results of operations. While we believe we will have the executive management resources and internal systems in place to successfully manage our future growth, there can be no assurance growth opportunities will be available or that we will successfully manage our growth.

Our reliance on a small number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few companies account for a substantial portion of the Company’s revenues. In 2020, two companies accounted for 10% or greater individually, and 76% in the aggregate of the Company’s total net sales. At December 31, 2020, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 85% of the Company’s accounts receivable. In 2019, two companies accounted for 10% or greater individually, and 84% in the aggregate of the Company’s total net sales. At December 31, 2019, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 84% of the Company’s accounts receivable.

Our customers generally do not enter into long-term agreements obligating them to purchase our products. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. The loss of one or more of our largest customers, the failure of such customers to pay amounts due to us, or a material reduction in the amount of purchases made by such customers could have a material adverse effect on our business, financial position, results of operations and cash flows.

The market for Internet access products and services has many competing technologies, and the demand for certain of our products and services is declining.

If we are unable to grow demand for our broadband and dial-up modems or other products, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by using a standard telephone line with an appropriate modem and dial-up or DSL service; using a cable TV line with a cable modem and cable modem service; or using a mobile broadband modem and mobile broadband service. We currently sell products that include all these technologies. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete.

Our reliance on sole suppliers or limited sources of supply could materially harm our business.

We obtain certain key parts, components, and equipment from sole or limited sources of supply. In 2020, the Company had two suppliers that provided 99% of the Company’s purchased inventory. In 2019, the Company had one supplier that provided 96% of the Company’s purchased inventory. Also, as examples, the vast majority of our broadband modems use Broadcom chipsets and the vast majority of our dial-up modems use Conexant chipsets. The loss of the products or services of any of our significant suppliers or a material change in their business or their relationship with us could harm our business and operating results. While many companies that use computer chips in their business experienced during 2020 supply chain issues in sourcing chips due to a chip shortage, we did not yet experience issues during 2020 resulting from material delays or unavailability of chips. There can be no assurance, however, that we will not experience such issues in the future. We have experienced delays in receiving shipments of essential integrated circuits during other past periods, and we may experience such delays in the future. Moreover, we cannot assure you that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier’s ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations. In the past we have experienced long lead-times and significant delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

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We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets, with significant barriers to entry.

We believe that our future success depends in large part on our ability to penetrate the broadband modem markets including cable and mobile broadband. These markets have significant barriers to entry. Although some cable, and mobile broadband modems are sold at retail, the high-volume purchasers of these modems are concentrated in a relatively few large cable, telephone and mobile broadband service providers which offer broadband modem services to their customers. These customers, particularly cable and mobile broadband services providers, also have extensive and varied certification processes for modems to be approved for use on their network. Obtaining these certifications is expensive and time consuming, and the certification processes continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the United States; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied certification process of the various cable service providers; the savings, if any, offered to customers who use their own modem instead of one supplied by the service provider; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like Arris.

If we fail to meet changing customer requirements and emerging industry standards, there would be an adverse impact on our ability to sell our products and services.

The market for Internet access products and services is characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, emerging industry standards and short product life cycles. Some of our product and service developments and enhancements have taken longer than planned and have delayed the availability of our products and services, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products and services, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to: identify and respond to emerging technological trends and industry standards in the market; develop and maintain competitive products that meet changing customer demands; enhance our products by adding innovative features that differentiate our products from those of our competitors; bring products to market on a timely basis; introduce products that have competitive prices; manage our product transitions, inventory levels and manufacturing processes efficiently; respond effectively to new technological changes or new product announcements by others; meet changing industry standards; distribute our products quickly in response to customer demand; and compete successfully in the markets for our new products. These factors could also have an adverse effective on our operating results.

Our product cycles tend to be short and we may incur significant non-recoverable expenses or devote significant resources to sales that do not occur when anticipated. Therefore, the resources we devote to product development, sales and marketing may not generate material net sales for us. In addition, short product cycles have resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse effect on our results of operations. In an effort to develop innovative products and technology, we have incurred and may in the future incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed, and our results of operations and financial condition would be adversely affected.

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Our operations are subject to a number of risks that could harm our business.

Currently, our business is significantly dependent on our operations outside the US, particularly the production of substantially all of our products. For the fiscal year ending December 31, 2020, sales outside North America were only 1.8% of our net sales. However, almost all of our manufacturing operations are now located outside of the United States. The inherent risks of international operations could harm our business, results of operation, and liquidity. For instance, our operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our financial results. The types of risks faced in connection with international operations include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuation, including changes in value of the VND, RMB and Mexican peso relative to the US dollar; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; strikes and work slowdowns at ports or other locations in the supply path; and import, export, and tariff regulations. Almost all of our products are built in Vietnam, mainland China or Taiwan, so these products are subject to numerous risks including currency risk and economic, legal, political and regulatory risks. Additionally, the US government has instituted or proposed other changes in trade policies that include the negotiation or termination of trade agreements economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the United States and other countries where we conduct our business. It may be time-consuming and expensive for us to alter our business operations in order to adapt to or comply with any such changes. If the United States were to withdraw from or materially modify international trade agreements to which it is a party, or if tariffs were imposed or raised on the products sourced from outside the United States that we buy, our costs for such products could increase significantly, which in turn could have a material adverse effect on our business, financial condition and results of operations.

If we fail to effectively manage our inventory levels, there could be a material and adverse effect on our liquidity and our business.

Due to rapid technological change and changing markets, we are required to manage our inventory levels carefully to both meet customer expectations regarding delivery times and to limit our excess inventory exposure. In the event we fail to effectively manage our inventory, our liquidity may be adversely affected and we may face increased risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire, or other casualty.

We may be unable to produce sufficient quantities of our products because we depend on third-party manufacturers. If these third-party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third-party manufacturers to help ensure low costs, rapid market entry and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and a failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third-party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third-party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance, manufacturing yields, and labor practices; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, global health pandemic, strike or other significant event; and misappropriation of our intellectual property.

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Our cable modem sales may be significantly reduced due to long lead-times.

During 2020, approximately 93% of net sales were cable and other broadband modems, of which 64% were WiFi-enabled devices. These products have experienced long lead-times due to certain component production lead-times of up to 20 weeks and due to manufacturer-related delays, and these long lead times may significantly reduce our potential sales.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete. Our operating results and our ability to compete could be adversely affected if we are unable to: successfully and accurately anticipate customer demand; manage our product transitions, inventory levels and manufacturing processes efficiently; distribute or introduce our products quickly in response to customer demand and technological advances; differentiate our products from those of our competitors; or otherwise compete successfully in the markets for our products.

Our future success will depend on the continued services of our key product development personnel.

The loss of any of our key product development personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring skilled personnel could harm our business. Competition for skilled personnel is significant. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of any member of the senior management team, a key engineer or salesperson, or other key contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

Risks Related to International Operations

Fluctuations in the foreign currency exchange rates in relation to the US dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the US dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the US dollar relative to the Mexican peso and various Asian currencies, especially the Vietnamese dong (“VND”) and the Chinese renminbi (“RMB”), could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

We rely on our Mexican operations to finish and ship most of the products we sell. Since moving our operations to our Mexican facility we have experienced and may continue to experience constraints on our capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our net sales may be reduced, and our customer relationships may be impaired if we continue to experience constraints on our capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

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Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with our North American manufacturing operations in Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the team for our Mexican operations, provide the selected facility described above, and coordinate many of the ongoing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

Tariffs significantly harm our cash flow and profitability, and they may continue to do that in the future.

Since September 24, 2018, almost all of our products produced in China have been subject to a tariff on our cost of goods at the time of entry into the United States. The tariff started at 10% and increased to 25% in June 2019. These tariffs have a significant impact on our cost of inventory and profitability. These tariffs may not be reduced and may even be increased. Although we have actively worked on finding production capability outside China, it is not possible to predict the impact of tariffs in the future, which could have a material adverse impact on our net income and cash position and we may continue to experience losses.

Risks Related to Our Products, Technology and Intellectual Property

We may be subject to product returns resulting from defects or from overstocking of our products. Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors, or failures, we could face delays in the development of our products, numerous product returns, and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has led in the past and may lead in the future to higher than normal customer returns.

Security breaches and data loss may expose us to liability, harm our reputation and adversely affect our business.

As part of our business operations, we collect, store, process, use and disclose sensitive data relating to our business, including in connection with the provision of our cloud services and in our information systems and data centers (including third-party data centers). We also engage third-party providers to assist in the development of our products and for services that may include the collection, handling, processing and storage of personal data on our behalf. In addition, we host our customers’ subscriber data in third-party data centers in the course of providing our products and cloud-based platform solutions and services to our customers. While we and our third-party providers apply multiple layers of security to control access to data and use encryption and authentication technologies to secure data from unauthorized access, use, alteration and disclosure, these security measures may be compromised. Malicious hackers may attempt to gain access to our network or data centers; steal proprietary information related to our business, products, employees and customers; or interrupt our systems and services or those of our customers or others. In particular, there has been a spike in cybersecurity attacks during the COVID-19 pandemic and work-from-home environment.

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Some of our software products contain “open source” software under terms of open source licenses, which include, but are not limited to, General Public License Version 2 and MIT Licenses.

The use of open source software has risks related to open source license compliance and software quality control. The Company mitigates these risks by employing processes such as open source license review prior to technology selection and upgrade version testing prior to deployment. However, it must be noted that the risks described above cannot be eliminated.

We may experience costs and senior management distractions due to patent-related matters.

Many of our products incorporate patented technology. We attempt to license appropriate patents either directly or through our integrated circuit suppliers. However, we are subject to costs and senior management distractions due to patent-related litigation.

Patent litigation matters are complex and time consuming and expose us to potentially material obligations. It is impossible to assess the potential cost and senior management distraction associated with patent litigation matters that are currently outstanding or may occur in the future.

We may have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States. This may make the possibility of piracy of our technology and products more likely. In February 2021, Zoom Video Communications, Inc. filed a petition with the US Patent and Trademark Office seeking cancellation of the Company’s ZOOM® trademark. The Company believes it has meritorious defenses to the petition and intends vigorously to oppose the cancellation petition. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure you that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights. However, these indemnifications do not cover all possible suits, and there can be no assurance that a relevant indemnification will be honored by the indemnifying party or that the indemnifying party has the financial resources to meet its indemnification obligation.

Financial, Regulatory and Tax Compliance Risks

We could be subject to additional sales tax or other tax liabilities.

States have varying policies regarding when a company has a taxable presence in the state. There are many factors to consider when determining if state nexus exists, including inventory consignment to ordering and fulfillment, physical presence, economic presence, and personnel. We have policies and procedures in place to collect and pay sales tax for Amazon sales in states where we believe we have nexus and are required to charge sales tax. However, it is possible that we could be negatively impacted by a change in state laws and policies, court decisions, Federal law, or our decisions about where sales tax is owed. In addition, we may incur income tax liability in some states where we have nexus.

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We may be exposed to risks related to litigation and administrative proceedings that could materially and adversely affect our business, results of operations and financial condition.

Our business may expose us to litigation and administrative proceedings relating to corporate matters, labor, regulatory, tax proceedings, governmental investigations, contractual disputes, shareholder disputes and criminal prosecution, among other matters, that could materially and adversely affect our business, results of operations, and financial condition. In the context of these proceedings, we may not only be required to pay fines or monetary damages but also be subject to sanctions or injunctions affecting our ability to continue our operations. While we may contest these matters vigorously and make insurance claims when appropriate, litigation and other proceedings are inherently costly and unpredictable, making it difficult to accurately estimate the outcome of actual or potential litigation or proceedings. Although we will establish provisions in accordance with the requirements of generally accepted accounting principles, the amounts that we reserve could vary significantly from any amounts we actually pay due to the inherent uncertainties in the estimation process. In addition, litigation and administrative proceedings can involve significant management time and attention and be expensive, regardless of outcome. During the course of any litigation and administrative proceedings, there may be announcements of the results of hearings and motions and other interim developments.

We received recently a demand letter from a law firm purporting to represent a stockholder of the Company alleging that the Company’s Board of Directors implemented an amendment to our Amended and Restated Certificate of Incorporation without having received proper stockholder approval of the amendment as required under the Delaware General Corporation Law. The demand letter relates to action taken in connection with a stockholder vote at the Company’s 2021 Annual Meeting of Stockholders with respect to a proposal to increase the number of authorized shares of capital stock and Common Stock. We addressed the issue raised in the demand letter on the day after receipt of the demand letter by making corrective filings to the Company’s Amended and Restated Certificate of Incorporation to render the amendment null and void, by amending the Current Report on Form 8-K that incorrectly reflected the outcome of the stockholder vote and beginning efforts to convene a special meeting of stockholders to vote on a proposal to approve the increase in the number of authorized shares of capital stock and Common Stock that was contained in the original amendment. We believe these actions address the claims made in the demand letter and the request made to deem the amendment ineffective (and make disclosure of that fact) and seek valid stockholder approval of the amendment. It is expected that, in response to a second request made in the demand letter, the Nominating and Governance Committee of the Board of Directors will review the Company’s internal controls and systems and the circumstances described in the demand letter to determine if any additional actions are necessary to prevent the recurrence of the circumstances relating to the foregoing events.

Environmental regulations may increase our manufacturing costs and harm our business.

In the past, environmental regulations have increased our manufacturing costs and caused us to modify products. New state, US, or other regulations may in the future impact our product costs or restrict our ability to ship certain products into certain regions.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the Federal Communications Commission (“FCC”), extends to the entire US communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government certifications is time-consuming and costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of the need to obtain government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

In addition to reliability and quality standards, the market acceptance of certain products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our products, which could harm our business.

Our ability to use our net operating losses (“NOLs”) may be negatively affected if there is an “ownership change” as defined under Section 382 of the Internal Revenue Code.

At December 31, 2020, we had approximately $61.8 million in federal NOLs. These deferred tax assets are currently fully reserved. Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, our ability to use our NOLs can be negatively affected if there is an “ownership change” as defined under Internal Revenue Code Section 382. An ownership change at any time is determined by considering each stockholder with 5% or more ownership, summing the highest percentage change for each of those stockholders over the prior three years, and determining that the sum exceeds 50%. The Company believes that a change of ownership limiting the use of our NOLs occurred during 2020. The Company is in the process of determining the impact of any such limitation. Since ownership changes are measured over three-year periods, it is possible that additional changes of ownership may occur in the future.

Risks Related to Our Common Stock and this Offering

The market price of our Common Stock may be volatile and trading volume may be low.

The market price of our Common Stock could fluctuate significantly for many reasons, including, without limitation: as a result of the risk factors listed herein; actual or anticipated fluctuations in our operating results; regulatory changes that could impact our business; and general economic and industry conditions. Shares of our Common Stock are currently traded on the OTC Markets Group. We have been approved to list our Common Stock on The Nasdaq Capital Market, and we expect trading to begin on July 7, 2021. The lack of an active market may impair the ability of holders of our Common Stock to sell their shares of Common Stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our Common Stock.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. In addition, pursuant to the SVB Loan Agreement, we cannot pay any dividends without Silicon Valley Bank’s prior written consent. If we do not pay dividends, the price of our Common Stock must appreciate for you to receive a gain on your investment in the Company.

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Our Chairman and his family own a significant percentage of our shares, which will limit your ability to influence corporate matters.

Our Chairman, and his family owned approximately 50.24% percent of our outstanding shares of Common Stock as of March 26, 2021. Accordingly, he could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of the Chairman and his family may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

An investment in the shares is speculative and there can be no assurance of any return on any such investment.

An investment in the shares is speculative and there can be no assurance that investors will obtain any return on their investment. Investors will be subject to substantial risks involved in an investment in the Company, including the risk of losing their entire investment.

Common Stock eligible for future sale may adversely affect the market.

From time to time, certain of the Company’s shareholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations, or pursuant to a shelf registration statement for the resale of their shares. Any substantial sale of the Company’s Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of shares purchased pursuant to this prospectus) may have a material adverse effect on the market price of the Common Stock.

If we sell shares of our Common Stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of Common Stock at a discount from the current market price of our Common Stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our Common Stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or Common Stock. If we issue Common Stock or securities convertible or exercisable into Common Stock, our common stockholders would experience additional dilution and, as a result, our stock price may decline.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We will have considerable discretion in the application of the net proceeds of this offering, including for any of the purposes described in the section entitled “Use of Proceeds.” We intend to use the net proceeds from this offering, together with our existing cash, to fund our inventory optimization, our development and marketing of new product offerings, our expansion into global markets and other general corporate purposes. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

An active trading market for our Common Stock may not be sustained.

Although our Common Stock is currently traded on the OTC Markets Group, the market for our shares has demonstrated varying levels of trading activity. Furthermore, the current level of trading may not be sustained in the future. The lack of an active market for our Common Stock may impair our investors’ ability to sell their shares at the time they wish to sell them or at a price that they consider reasonable, may reduce the fair market value of their shares and may impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Our stock price may be subject to substantial volatility, and stockholders may lose all or a substantial part of their investment.

Our Common Stock currently trades on the OTC Markets Group. We have been approved to list our Common Stock on The Nasdaq Capital Market, and we expect trading to begin on June 7, 2021. There is limited public float, and trading volume historically has been low and sporadic. As a result, the market price for our Common Stock may not necessarily be a reliable indicator of our fair market value. The price at which our Common Stock trades may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results, actual or anticipated announcements of new releases by us or competitors, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal and state securities laws. Forward-looking statements are all statements other than statements of historical fact. We attempt to identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “might,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “target,” “goal,” “predict,” “intend,” “potential,” “continue,” “seek” and other comparable words. Similarly, statements that describe our business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, macroeconomic trends that we expect may influence our business, plans for financing or capital expenditures, expectations regarding liquidity and compliance with financing covenants, expectations regarding the introduction of new products, effects of restructuring actions and changes in our management team, regulatory compliance and expected changes in the regulatory landscape affecting our business, internal control improvements, expected impact of litigation and regulatory proceedings, plans for growth and future operations, and effects of acquisitions, divestitures and partnerships, as well as assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from any future events or results expressed or implied by these statements. These factors include those set forth in the following discussion and elsewhere within this prospectus or incorporated by reference herein, as well as factors that cannot be predicted or quantified.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on forward-looking statements, which apply only as of the date of this prospectus. You should carefully review the risk factors described under the heading “Risk Factors”, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (other than, in each case, information furnished rather than filed), all of which are incorporated by reference in this prospectus, and any risk factors included in any applicable prospectus supplement. Except as required by applicable law, including the rules and regulations of the SEC, we undertake no obligation, and expressly disclaim any duty, to publicly update or revise forward-looking statements, whether as a result of any new information, future events or otherwise. Although we believe the expectations reflected in the forward-looking statements are reasonable as of the date of this prospectus, our statements are not guarantees of future results, levels of activity, performance, or achievements, and actual outcomes and results may differ materially from those expressed in, or implied by, any of our statements.

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USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $         million (or approximately $         million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of approximately million shares of Common Stock offered by us in this offering, based on an assumed public offering price of $          per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering for general corporate and working capital purposes, which may include inventory optimization, development and marketing of new product offerings and expansion into global markets. We may also use a portion of the net proceeds to pay down the revolving facility pursuant to the SVB Loan Agreement. Pending such uses, we intend to use any remaining balance in short-term, investment grade, interest-bearing securities.

The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. Proceeds held by us will be invested in short-term investments until needed for the uses described above.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business. In addition, pursuant to the SVB Loan Agreement, we cannot pay any dividends without Silicon Valley Bank’s prior written consent.

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CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of March 31, 2021:

●	on an actual basis; and

●	on a pro forma as adjusted basis to reflect the sale and related use of proceeds by us of shares of Common Stock in this offering at an offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

You should read this information together with our consolidated financial statements and related notes incorporated by reference into this prospectus and the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and incorporated by reference in this prospectus.

	March 31, 2021
	Actual (Unaudited)	Pro Forma As Adjusted (Unaudited)
ASSETS
Cash and cash equivalents	$397,713	$
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank credit line	$6,918,783	$
Stockholders’ equity
Common stock: Authorized: 40,000,000 shares at $0.01 par value; issued and outstanding: 35,362,854 shares at March 31, 2021	353,628
Additional paid-in capital	65,307,650
Accumulated deficit	(57,632,463)
Total stockholders’ equity	8,028,815
TOTAL CAPITALIZATION	$30,338,702	$

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BUSINESS

Our Company

Minim aims to improve the quality of living in every connected home. We have developed a “WiFi as a Service” platform and networking products that deliver experiences so simple, they’re automated. So secure, they’re trusted. So helpful, they’re loved.

Internet is more than a utility to homes around the world. It’s a gateway to culture, society, work, education, entertainment, connection, medicine, information, and more. Reliable and secure access is no longer a nice to have, but a necessity that links us to the people we love and the things we need. Never was this more apparent than during the COVID-19 pandemic.

Our mission is to make everyone’s connected home safe and easy to use for life and work.

Since residential WiFi entered the scene in the late 1990s, the wireless protocol (802.11) has evolved over ten generations. Key advancements such as more radio capabilities and wider use of the airwave spectrum led to better area coverage and faster speeds. In 1997, you would be lucky to get 2 megabits per second of data throughput. Today, the 802.11ax (“WiFi 6”) standard offers a theoretical 9.6 gigabits per second.

These advancements have enabled the smart home we know today. And we’re at an inflection point for the smart home of tomorrow: The US government and a handful of countries have opened the 6 GHz spectrum for WiFi use, which has the potential with WiFi 6E to unlock incredible Ultra-Wide Broadband (“UWB”) applications. We expect increasing demand in network equipment upgrades over the next five years.

Yet, for all its advancements, the home router is currently the number one target in a residential cyberattack. The standard router interface hasn’t changed much since the late 1990s. And “I’m having WiFi problems” is all too familiar a phrase in the home. It makes sense: today’s routers are simple, single-purpose devices that rarely receive firmware updates.

We believe the router must instead go the way of the mobile phone, offering frequent security updates, helpful apps, extensive personalization options, and a delightful interface. That is what Minim delivers— not just the router, but a smarter operating system that leverages cloud computing and AI to analyze and optimize the smart home, combined with intuitive applications to engage with it.

As a result of the Company’s strategic acquisition by merger of the software company Zoom Connectivity, Inc., formerly known as Minim Inc., which closed on December 4, 2020, we have become a software-driven smart home product company with a global license to the Motorola brand for home networking and security. Along with the vertical integration of great hardware and innovative software, the merger brought together multi-pronged go-to-market strategies and hardware and software talent under one umbrella.

Our products can now be found in leading retailers across the US and in over 100 Internet Service Providers (“ISPs”) broadband offerings. In the first quarter of 2021, our Motorola modem and modem/router devices led the category in US Amazon sales. Our software is integrated with third-party hardware and two of our Motorola products to date. For the past three quarters, the Company has posted record revenue growth and margin expansion.

Looking ahead, we see margin expansion and growth opportunities in subscription software, new markets, new channels, and new product categories, such as connected security cameras and thermostats.

The global smart home market is expected to reach $313.95 billion by 2026 at a 25.3% compound annual growth rate (“CAGR”), according to Mordor Intelligence. Looking ahead, we are aligned on a powerful imperative: to make the world’s smartest connectivity products accessible to everyone for personal and business use.

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Our Solution

Minim delivers a comprehensive WiFi as a Service platform that is comprised of the following product components:

●	The Minim® Mobile App gives consumers total control over their connected home with intuitive settings to monitor secure, and optimize their home network from anywhere. This app addresses many home user needs, from helping parents monitor online activities, to ensuring remote worker productivity, to empowering gamers and streamers to reach faster performance, and much more.

●	The Minim® Care Portal offers a single pane of glass view, with privacy settings, to ISPs and other businesses to efficiently and remotely support and secure home broadband users.

●	The Minim® Cloud is an AI-driven platform that powers our interfaces with the home router. The platform has been architected to operate across multiple private and public clouds. This design allows us to effectively manage costs associated with hosting our cloud application; to segregate subscriber data to achieve compliance with local regulations; and to offer managed ‘on premise’ deployments for large ISP customers.

●	The Minim® Middleware Agent, “Unum”, has been open sourced to enable third-party hardware makers to integrate with Minim’s cloud platform. Now integrated with leading open-source router operating systems, “Unum” was designed with a minimal footprint— requiring an estimated 1/10th of resources versus a leading competitor— and has been integrated with top router brands, primarily for our ISP customer base to date. Unum also been deployed in the cloud to achieve agentless integrations with hardware that exposes sufficient functionality via API.

●	The Minim® API suite enables third parties to build our cloud-managed WiFi functionality and reporting into their own interfaces and systems.

●	Motorola, Zoom®, and third-party hardware. Minim creates innovative connectivity hardware under the Motorola brand and our long-held ZOOM trademark, offering a growing portfolio of products to meet the unique needs of every home. Our exclusive global Motorola brand licenses have expanded in geographic and product category scope through the years. We actively collaborate with the Motorola Strategic Brand Partnerships team to guide quality and innovative product design, manufacturing, and marketing practices. Our current hardware product portfolio includes:

○	Modems and Modem/Routers (“Gateways”) allow our customers to convert cable service into Internet connectivity for Ethernet-only connection (modems) or Ethernet and wireless connections (modem/routers). Gateways manufactured by Minim meet various technical specifications for capability and performance (e.g., DOCSIS 3.0, DOCSIS 3.1, WiFi 5, WiFi 6). Where appropriate, Gateways are certified by Cable Labs® and cable service providers, allowing the devices to be used on and marketed for ISP networks (e.g., Comcast Xfinity, Charter Spectrum, Cox).

○	WiFi & mesh systems enable our customers to create wireless networks to connect all their smart home devices. WiFi devices and mesh systems built by Minim satisfy technical specifications for capability and performance (e.g., WiFi 5, WiFi 6).

○	Multimedia-over-coax-alliance (MoCA) devices allow our customers to create faster, reliable connections using their home’s coax cable wiring. In addition to increasing wired device speeds, customers can use Minim’s MoCA network adapters to enhance WiFi bandwidth and capacity.

○	Third Party Hardware - We sell WiFi systems that are manufactured by third parties (e.g., MkroTik®). We do this when our customers want to purchase our software but for feature, functionality, price or availability reasons would prefer to purchase hardware we do not manufacture.

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Our Customers

Key Customer Benefits

Minim serves both consumers and businesses with its WiFi as a Service platform:

●	Consumers – Home broadband users can find our networking products and mobile app under the Motorola brand on leading electronics retailers and e-commerce platforms in the US and under the ZOOM® trademark, and from our own e-commerce platform which is coming soon. With Motorola connectivity, our customers benefit from:

○	Savings on rental fees from their ISPs;
○	Improved connected device performance;
○	Fast internet speeds;
○	Free support from our team of U.S.-based technicians; and
○	Reliability with 2-year product warranties.

●	ISPs – Over 100 ISP customers to date have selected Minim to enhance their broadband services with our mobile app and improve customer support via the Minim Care Portal. ISP customers benefit from increased revenue through service plan upgrades and better subscriber retention, as well as decreased operational expenses through truck roll avoidance and reduced support calls.

●	Hybrid & Small Businesses – Minim is an alternative to traditional enterprise security solutions, granting the business customer extensive cost savings, fast deployment times, and easy maintenance.

●	Original Equipment Manufacturers (“OEMs”) – OEMs can freely and independently integrate the Minim agent in their networking devices. OEM customers benefit from increased competitiveness of their product offering and a recurring revenue stream with our software services. Our system integrator and OEM customers sell our products under their brand or incorporate our products as a component of their systems.

Our Business Model

The foundation of our business model is to deliver a better-connected home experience to home users and the organizations that support them.

Software product revenue and gross profits are derived on a per user basis, and we target higher gross margins as a function of economies of scale in hosting fees and further platform enhancements.

Hardware product revenue and gross profits are driven by a number of factors, including: functionality, target market, and customer type. Today, we view hardware sales as a profit center. In the future, we may view the sale of hardware as both a profit center and, in the case of value-driven hardware, a cost of customer acquisition.

Our Industry

The market for advanced connectivity products is massive, expanding, and dynamic. There are several trends and factors that are driving market growth:

●	Over one billion homes are now connected to the Internet. The next billion homes are connecting by the tens of millions every year.
●	Smart homes continue to amass connected devices, making network management and security more complex and more valuable.
●	Covid-19 accelerated the home network’s essentiality as a gateway to online education, work, entertainment, telemedicine, and social connection.
●	High-profile network security events have heightened the public’s cybersecurity awareness and attention; residential network vulnerabilities are now seen as risk to personal information, business operations, and public infrastructure.

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●	Emerging government bodies are designing regulations to preserve their constituents’ security and privacy across their Internet-connected devices and applications.
●	Consumers have expanding access and choice in broadband services as a result of emerging technologies (e.g., 5G) that enable new market entrants: Wireless Internet Service Providers, Satellite Internet Service Providers, and Peer-to-Peer networks.
●	Consumers are shortening their network upgrade cycles as higher performance products and service plans come available, driven by new spectrum accessibility opportunities (e.g., 6 Ghz) and advancing Internet technology standards (e.g., WiFi 6, WiFi 6E, 5G, DOCSIS 3.1, DOCSIS 4.0).
●	Proliferation of AI technology is leading to software that can more effectively optimize network performance, device management, security assurance, and self-help tools.

Our Opportunity

It’s an exciting time to be a part of the smart home ecosystem, particularly in WiFi. In 2020, the FCC opened the 6 GHz band to WiFi and other unlicensed users. This extensive 1,200 MHz of spectrum allocation unlocks a bright wireless future: faster data transfer, wider channels, and stronger signal.

Realizing the promise of wireless technology innovation UWB offers, the US is now in the company of open 6 GHz spectrum markets, including Argentina, Brazil, Canada, Mexico, Peru, the United Kingdom (partial), Saudi Arabia, and South Korea— and growing.

According to ABI Research, UWB is expected to become the de facto radio technology by 2025, with more than 1.6 billion WiFi chipsets delivered. At the same time, the global smart home market is expected to reach $313.95 billion by 2026 at a 25.3% CAGR, according to Mordor Intelligence.

While hardware development is plowing ahead, we believe residential networking software has not advanced with modern edge and cloud computing technologies, creating a great opportunity.

Our Unique Approach

We believe we have 5 key differentiating aspects to our business strategy to sustain long-term growth:

1.	Software-led. Minim is not fundamentally hardware focused as are most competitors, where the Software as a Service business model and investment face great friction.

2.	Ecosystem approach. Like Android to phones, our software integrates with all kinds of hardware. Our router middleware has an estimated 10 times less the footprint and hardware performance requirements as a leading competitor’s. This enables us to enter emerging markets where product price points are lower, effectively expanding our Total Addressable Market and allowing us to deliver on our accessibility vision.

3.	Customer-focused. We maintain direct relationships with consumers, retailers, ISPs, and businesses for product feedback that informs our hardware and software roadmap.

4.	Open to partner. Minim’s core business model delivers value to ISPs and retailers, unlike competitors who challenge them; this enables us to form more durable partnerships and strategic alliances.

5.	Sustainable. Minim’s core business model does not tie services— such as broadband services, browser services, search services, and advertising services— to our products. Such binding can create privacy and antitrust concerns amongst incumbent and new market entrants.

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Our Growth Strategy

We are pursuing our market opportunity with a multi-pronged growth strategy:

Growth Through Product Innovation

●	Increase software user acquisition through hardware distribution. In retail, we can secure a higher Average Sales Price for networking products that include a 3-year subscription license to our mobile app and automated security. These superior-value offerings bundle high-margin, deferred subscription revenue with a lower-margin hardware sale. In business sales channels, we can sell our cloud software independently of hardware, allowing the customer to integrate Minim with their preferred platform.

●	Broaden hardware product portfolio. Increased Motorola and Zoom® hardware sales in existing and new product categories represent an opportunity for revenue growth and wider software distribution. We retain the global, exclusive licenses to the Motorola brand for connected home networking, energy management, and security. To date, we have only made use of the home networking license and see great opportunities in connected security cameras and thermostats. In this category, we see opportunities to widen our product portfolio and increase sales to meet the demand for cutting-edge performance products as well as value-driven products for emerging global markets.

●	Increase our Average Revenue per User (“ARPU”). Minim’s hardware/software combination products represent an opportunity for ARPU growth through upsells and cross-sells. When an end user downloads our mobile app, we can maintain a direct, persistent relationship to establish brand loyalty for in-app feature upgrades and future product purchases. When a business or ISP uses Minim’s Care Portal, we can offer feature suite and service plan upgrades. Our software innovation is guided by our intent to increase customer engagement and retention, signs of sustainable value delivery.

Growth Through Market Expansion

●	Expand Internationally. Expansion beyond the US market represents a large opportunity for revenue growth as North America constitutes less than 10 percent of the world’s Internet users. Here, we have several positive indicators, including: a high degree of Motorola brand recognition worldwide; public and private initiatives to increase broadband access to homes; earlier smart home adoption curve outside the US; and early WiFi as a Service adoption by ISPs in global markets. Having already served ISPs in Africa, Canada, and the UK, we see near-term opportunities in India, Europe, Latin America, Canada, and Africa.

Growth Through Sales and Marketing

●	Increase sales in direct-to-consumer channels. Acquiring and nurturing retailer relationships for further product placement opportunities represent a key opportunity for growth. Retailers choose to work with Minim for our pricing integrity, extended product warranties, quality customer support, positive product reviews, powerful Motorola brand, distribution and sales partnerships, and effective marketing practices.

●	Increase sales in business-to-business channels. Globally, we sell to challenger and incumbent ISPs and businesses directly and via channel partners. We target increased sales directly through inbound marketing and sales development within several ecosystems, including: the Wireless ISP Association (“WISPA”), the Fiber Broadband Association (“FBA”), and the Microsoft Airband Initiative. We target increased sales indirectly through our relationships with channel partners Irdeto, the global leader in digital platform security for ISPs, and Telarus, the largest privately held technology products master agent in the US.

●	Increase sales conversions with a growing omnichannel marketing engine. We see expanding investments in marketing and brand awareness as a significant growth driver. This year, we have strategically invested in the marketing team talent responsible for achieving the #1 position in Amazon.com for modem products in Q1 2021, lending to our highest revenue-quarter yet. Within our Amazon strategy, we sell directly to consumers using the Seller Central model, affording us higher pricing control and margins than our competitors using Buyer Central. We believe there is great opportunity to expand our own e-commerce strategy on minim.com and MotoManage.com; on e-tail platforms; and on Amazon worldwide alongside strategic merchandising in stores.

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Our Culture and Values

Team diversity makes us stronger, bringing together varied perspectives to solve problems and empathize with our customers. But we cannot build this vibrancy without vigilant inclusivity. With this principle, we have formed the following cultural values:

1.	RESPECT. Respect is the bedrock on which diverse perspectives and great suggestions come together.
2.	Circle of Transparency. With important information, we can make better decisions, together.
3.	Connected Community. A community where everyone feels respected, equal, safe, valued, connected.
4.	Empowered Accountability. We fearlessly take initiatives in pursuit of our goals and beyond.
5.	Big Open Minds. We exercise mental agility and encouragement like muscles so big ideas can take off.
6.	Mindful Collaboration. Team distribution is our superpower, and we regard work-life harmony.
7.	Go for it! We’ll take experimentation over slideware any day of the week.

We see our culture as a continuous effort, a living document. We have strides to make in team diversity, employee education, and global recruitment strategies. We have actions to take in supporting remote-work first approach, investing in bringing teams together at critical creative moments. We are actively working on these initiatives, and our work is never done to ensure Minim is a place of work where passionate and diverse talent feel at home.

Our Market and Operational Concentrations

Customer Concentration

At December 31, 2020, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 85% of the Company’s accounts receivable. At December 31, 2019, three companies with an accounts receivable balance of 10% or greater individually accounted for a combined 84% of the Company’s accounts receivable.

Market Concentration

Today, the US market accounts for the vast majority of the Company’s revenues. For the fiscal year ending December 31, 2020, sales outside North America were only 1.8% of our net sales. For the fiscal year ending December 31, 2019, sales outside North America were only 2.3% of our net sales.

Product, Manufacturer and Chipset Concentration

The majority of our sales were for Gateways containing Broadcom chipsets that were manufactured by T&W in Vietnam. The company continues to look for ways to diversify its product offerings, the chipsets that our products are made with and the manufacturers that produce them on our behalf.

Regulatory Environment Concentration

The majority of our sales were for products that were compliant with regulations and requirements relevant only to the US market. The regulatory and certification requirements and purchasing behaviors for Gateways differs materially between different global markets. The company continues to work toward bringing its products into compliance with the regulations and requirements necessary to sell them in different global markets (e.g, India, European Union, Mexico).

Intellectual Property Rights

License to the Motorola® Brand

We hold an exclusive license to use the Motorola® brand trademarks in a wide range of consumer products including cable modems, gateways, routers, WiFi range extenders, home powerline network adapters, access points, MoCA adapters, and cellular sensors. The exclusive license allows the Company to sell through authorized channels worldwide, including Direct to Consumer Channels and Service Provider Channels, through December 31, 2025.

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Our middleware agent is maintained under an Apache-2.0 open-source license.

Sales, Marketing and Support

In North America we sell our Zoom®, Motorola®, and Minim® products through a direct sales force and commissioned independent sales representatives to retailers; through channel resellers; and through electronics distributors. Worldwide technical support is primarily handled from our Manchester headquarters.

We believe that Motorola® is a widely recognized brand name, and we build upon this brand equity in a variety of ways, including: Amazon advertising, Google AdWords advertising, social media marketing and advertising, retailer cooperative advertising, product packaging, trade shows, and public relations. We promote Zoom® and Minim® brand awareness through similar means, as well as engaging in industry associations, content marketing, outbound sales development, analyst briefings, and open-source project contribution.

We develop quality products that are user-friendly and are designed to require minimal support. We typically support our claims of quality with product warranties of one to two years, depending upon the product. To address the needs of end-users and resellers who require assistance, we have our own staff of technical support specialists. They provide telephone support six days per week in English and Spanish and aim to continuously expand of languages, availability, and support channels. Our technical support specialists also maintain a significant Internet support facility that includes email, firmware and software downloads, and a digital knowledgebase.

Our Research and Development

Our research and development efforts are focused on developing new products, enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our Original Design Manufacturer suppliers and component suppliers. We work with these partners and other sources to identify and respond to emerging technologies and market trends by developing products that address these trends. We also develop all the hardware and firmware for certain products in-house, including some cellular modems and some future cellular sensors.

The Company’s costs of research and development were $3.8 million for 2020 and $2.2 million for 2019. The primary reasons for the increase in research and development costs were salary and related costs, increased product testing, and certification and software development expenses. As of December 31, 2020, we had twenty-two employees engaged primarily in research and development. Our research and development team performs hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware and software development, product testing, foreign and domestic regulatory certification efforts, end-user and internal documentation, and third-party software selection and testing.

Our Manufacturing and Suppliers

Our products are currently designed for high-volume automated assembly to help assure reduced costs, rapid market entry, short lead times, and reliability. High-volume assembly mostly occurs in Vietnam or China. Our contract manufacturers and original design manufacturers typically obtain some or all of the material required to assemble the products based upon a Minim Approved Vendor List and Parts List. Our manufacturers typically insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and test the completed assemblies. The contract manufacturer sometimes performs final packaging. For the US and many other markets, packaging is often performed at our facilities in North America, allowing us to tailor the packaging and its contents for our customers immediately before shipping. This facility also performs warehousing, shipping, quality control, finishing and some software updates from time to time. We also perform circuit design, circuit board layout, and strategic component sourcing at our Boston area office. Wherever the product is built, our quality systems are used to help assure that the product meets our specifications.

Our North American facility is currently located in Tijuana, Mexico. From time to time, we experience certain challenges associated with the Tijuana facility, specifically relating to bringing products across the border between the US and Mexico. We believe that this facility assists us in cost-effectively providing rapid response to the needs of our US customers.

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Historically we have used one primary manufacturer for a given design. We sometimes maintain back-up production tooling at a second manufacturer for our highest-volume products. Our manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, financial problem, the impacts from the COVID-19 pandemic or another significant event at an assembler’s facility could adversely affect our shipments and revenues. In 2020, two suppliers provided 99% of our purchased inventory. The loss of a key supplier, or a material adverse change in a key supplier’s business or in our relationship with a key supplier, could materially and adversely harm our business.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. The vast majority of our cable modem chipsets come exclusively from Broadcom. Most of our cellular products include a Gemalto module. Our dial-up modem chipsets come exclusively from Conexant. Serious problems at Broadcom, including long chipset lead-times, would significantly reduce our shipments. While many companies that use computer chips in their business experienced during 2020 supply chain issues in sourcing chips due to a chip shortage, we did not experience issues during 2020 resulting from material delays or unavailability of chips. There can be no assurance, however, that we will not experience such issues in the future.

We have experienced delays in receiving shipments of essential integrated circuits in the past, and we may experience such delays in the future. Moreover, we cannot assure that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier’s ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations.

We are also subject to price fluctuations in our cost of goods. Our costs may increase if component shortages develop, lead-times stretch out, fuel costs rise, or significant delays develop due to labor-related issues.

We are also subject to the Restriction of Hazardous Substances Directive (“RoHS”) and Consumer Electronics Control (“CEC”) rules discussed above, which affect component sourcing, product manufacturing, sales, and marketing.

Since September 24, 2018 until after we transitioned a substantial portion of our manufacturing to Vietnam during the second quarter of 2020, substantially all of our products were subject to a tariff because they were produced in China and they were in product categories subject to the tariff on our cost of goods at the time of entry into the United States. The tariff started at 10% and increased to 25% in June 2019. These tariffs have a significant impact on our cost of inventory and profitability. Because these tariffs may not be reduced and may even be increased, we actively worked on finding production capability outside China. Our largest supplier established a major production capability in Vietnam, and we transitioned the majority of our production to Vietnam by the end of second quarter of 2020. In addition, we are working with other suppliers outside of China. With the transition of a majority of our manufacturing to Vietnam, we significantly reduced the tariff burden.

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Our Competition

The Internet access and networking industries are intensely competitive and characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, and emerging industry standards. These characteristics result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other communications products. Our operating results and our ability to compete could be adversely affected if we are unable to:

●	successfully and accurately anticipate customer demand;

●	manage our product transitions, inventory levels, and manufacturing processes efficiently;

●	distribute or introduce our products quickly in response to customer demand and technological advances;

●	differentiate our products from those of our competitors; or

●	otherwise compete successfully in the markets for our products.

Some of our primary competitors by product group include the following:

●	Cable modem and modem/router competitors: Belkin/Linksys, Commscope/Arris, D-Link, Hon Hai Network Systems (formerly Ambit Microsystems), Netgear, Sagemcom, Technicolor, TP-Link and Ubee Interactive.

●	Router and mesh WiFi competitors: Amazon/Eero, Amped, Apple, Asus, Belkin/Linksys, D-Link, Google, Netgear, Securifi, Tenda, TP-Link, Trendnet, and Ubiquiti.

●	WiFi Management and Security: AirTies, Cujo AI, Plume Design, SAM Seamless Network.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do. The principal competitive factors in our industry include the following:

●	product performance, features, reliability and quality of service;

●	price;

●	brand image;

●	product availability and lead times;

●	size and stability of operations;

●	breadth of product line;

●	sales and distribution capability, including retailer and distributor relationships;

●	technical support and service;

●	product documentation and product warranties;

●	relationships with providers of broadband access services; and

●	certifications evidencing compliance with various requirements.

We believe we are able to provide a competitive mix of the above factors for our products, particularly when they are sold through retailers, computer product distributors, small to medium sized ISPs, and system integrators. We have been less successful in selling directly to large telecommunication providers and other large providers of broadband access services.

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Successfully penetrating the broadband modem market presents a number of challenges, including:

●	the current limited retail market for broadband modems, as most consumer broadband users get their modem from their service provider;

●	the relatively small number of cable, telecommunications and ISPs that make up the majority of the market for broadband modems in the USA, our largest market;

●	the significant bargaining power and market dominance of these large service providers;

●	the time-consuming, expensive and uncertain certification processes of the various cable, mobile broadband service providers; and

●	the strong relationships with service providers enjoyed by some incumbent equipment providers, including ARRIS for cable modems and Huawei for DSL and mobile broadband modems.

Properties

Our principal executive offices are located at 848 Elm Street, Manchester, New Hampshire, where we sublease approximately 2,656 square feet of office space pursuant to a lease that expires in 2021, with an automatic renewal clause unless terminated under the lease agreement.

The Company signed a twelve-month lease agreement for offices at 225 Franklin Street, Boston, MA and completed the move to this location on June 28, 2019. The lease has an automatic renewal option provision and renews unless cancelled under the terms of the agreement. This lease originally expired on June 30, 2020, after which the Company reduced its footprint of leased space and continued on a short-term basis until October 31, 2020. Beginning November 1, 2020, while reviewing options for long-term lease for headquarters in Boston, the Company signed a month-to-month lease agreement for a single office at 101 Arch Street, Boston, MA.

In May 2020, the Company signed a two-year lease agreement for 3,218 square feet at 275 Turnpike Executive Park, Canton MA. The agreement includes a one-time option to cancel the second year of lease with three-month advance notice. The location is currently being occupied by the research and development group of the Company.

We also have two leases in Tijuana, Mexico. We signed a lease for a 11,390 square foot facility in November 2014. In September 2015, we leased space in the adjacent building to double our capacity. These leases have been renewed and will expire in November 2021.

We believe that our existing facilities are adequate for our near-term needs, though additional space could be required based upon business activities. When our existing leases expire, we may look for alternate space for our operations. We believe that suitable alternative space would be available on commercially reasonable terms if required in the future.

Backlog

Our backlog on March 31, 2021 was $1.0 million, and on March 31, 2020 was $440 thousand. Orders included in backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of our net sales for any future period.

Human Capital

We are committed to attracting and retaining the brightest and best talent. Therefore, investing, developing, and maintaining human capital is critical to our success. Our effectiveness in attracting, developing, engaging and retaining talented team members demonstrates our commitment to providing a welcoming and safe workplace, with equitable compensation, benefits and opportunities for our team members to continually grow and develop their careers within Minim.

As of March 31, 2021, we had 73 employees. Twenty-eight of these employees were engaged in research and development and quality control. Ten were involved in operations, which manages productions, inventory, purchasing, warehousing, freight, invoicing, shipping, collections, and returns. Twenty-six employees were engaged in sales, marketing, and customer technical support. Nine employees performed executive, accounting, administrative, and management information systems functions. Our dedicated personnel in Tijuana, Mexico are employees of our Mexican service provider and not included in our headcount. As of March 31, 2021, we had four consultants, two in research and development and two in operations, who are not included in our headcount.

As part of our efforts to keep our employees safe and support efforts to slow the spread of COVID-19, we instituted a mandatory work-from-home policy for all but a small number of onsite essential personnel, and we implemented work and safety protocols at our office facilities that put the health and safety of our team first. With the support and commitment of our employees, we have pivoted to a work-from-home model and continue protecting our customers. We believe open and on-going communications have been critical to maintaining our culture and productivity during the pandemic, and we hosted bi-weekly update calls and weekly virtual social gatherings. Management continues to monitor the conditions and government mandates to ensure safe practices as the pandemic evolves.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project,” and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements and/or the aforementioned identifying words. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

Minim aims to improve the quality of living in every connected home. We have developed a “WiFi as a Service” platform and networking products that deliver experiences so simple, they’re automated. So secure, they’re trusted. So helpful, they’re loved.

Internet is more than a utility to homes around the world. It’s a gateway to culture, society, work, education, entertainment, connection, medicine, information, and more. Reliable and secure access is no longer a nice to have, but a necessity that links us to the people we love and the things we need. Never was this more apparent than during the COVID-19 pandemic.

Our mission is to make everyone’s connected home safe and easy to use for life and work.

Since residential WiFi entered the scene in the late 1990s, the wireless protocol (802.11) has evolved over ten generations. Key advancements such as more radio capabilities and wider use of the airwave spectrum led to better area coverage and faster speeds. In 1997, you would be lucky to get 2 megabits per second of data throughput. Today, the 802.11ax (“WiFi 6”) standard offers a theoretical 9.6 gigabits per second.

These advancements have enabled the smart home we know today. And we’re at an inflection point for the smart home of tomorrow: The US government and a handful of countries have opened the 6 GHz spectrum for WiFi use, which has the potential with WiFi 6E to unlock incredible Ultra-Wide Broadband (“UWB”) applications. We expect increasing demand in network equipment upgrades over the next five years.

Yet, for all its advancements, the home router is currently the number one target in a residential cyberattack. The standard router interface hasn’t changed much since the late 1990s. And “I’m having WiFi problems” is all too familiar a phrase in the home. It makes sense: today’s routers are simple, single-purpose devices that rarely receive firmware updates.

We believe the router must instead go the way of the mobile phone, offering frequent security updates, helpful apps, extensive personalization options, and a delightful interface. That is what Minim delivers— not just the router, but a smarter operating system that leverages cloud computing and AI to analyze and optimize the smart home, combined with intuitive applications to engage with it.

As a result of the Company’s strategic acquisition by merger of the software company Zoom Connectivity, Inc., formerly known as Minim Inc., which closed on December 4, 2020, we have become a software-driven smart home product company with a global license to the Motorola brand for home networking and security. Along with the vertical integration of great hardware and innovative software, the merger brought together multi-pronged go-to-market strategies and hardware and software talent under one umbrella.

Our products can now be found in leading retailers across the US and in over 100 Internet Service Providers (“ISPs”) broadband offerings. In the first quarter of 2021, our Motorola modem and modem/router devices led the category in US Amazon sales. Our software is integrated with third-party hardware and two of our Motorola products to date. For the past three quarters, the Company has posted record revenue growth and margin expansion.

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Looking ahead, we see margin expansion and growth opportunities in subscription software, new markets, new channels, and new product categories, such as connected security cameras and thermostats.

The global smart home market is expected to reach $313.95 billion by 2026 at a 25.3% CAGR, according to Mordor Intelligence. Looking ahead, we are aligned on a powerful imperative: to make the world’s smartest connectivity products accessible to everyone for personal and business use.

The Company’s cash and cash equivalents balance on December 31, 2020 was $772 thousand compared to $1.2 million on December 31, 2019. On December 31, 2020, the Company had $2.4 million outstanding bank debt on an available asset-based credit line of $4.0 million, and working capital of $5.9 million.

The Company closed on a $3.4 million private placement and issued an aggregate of 2,237,103 shares on May 26, 2020 at a purchase price of $1.52 per share, and in connection with the closing of the offering two designees of an investor in the private placement joined Zoom’s Board of Directors. Other major changes of cash and cash equivalents during 2020 were decreases of approximately $5.0 million in accounts receivables, $8.8 million in inventories, and $0.3 million in prepaid expenses and other current assets; and increases of approximately $6.7 million in accounts payable and $4.7 million in accrued expenses. The Company had drawn $2.4 million, net, of its credit line. In 2020, the Company also had a net loss of $3.9 million, which contributed to the decrease in cash and cash equivalents.

The Company’s ability to maintain adequate levels of liquidity depends in part on our ability to sell inventory on hand and collect related receivables. Effective September 24, 2018, almost all of our products were subject to a 10% tariff because they were produced in China and they were in product categories subject to a 10% tariff on our cost of goods at the time of entry into the United States. Effective June 15, 2019 almost all of our products were subject to the tariff increase from 10% to 25%. This has a significant impact on our cost of inventory and profitability. Because these tariffs may not be reduced and may even be increased, we moved a substantial portion of our production capability outside China to Vietnam. Although the Company has recently experienced losses, it has continued to experience sales growth. Zoom experienced five consecutive years with double-digit sales growth.

COVID-19 Pandemic

We are subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict as coronavirus continues to spread around the world. The availability of vaccines has been limited, and there can be no assurance as to when the pandemic will be contained. Since March 2020, we have instituted office closures, travel restrictions and a mandatory work-from-home policy for substantially all of our employees. The spread of COVID-19 has had a prolonged impact on our supply chain operations due to restrictions, reduced capacity and limited availability from suppliers whom we rely on for sourcing components and materials and from third-party partners whom we rely on for manufacturing, warehousing and logistics services. Although demand for our products has been strong in the short-term as consumers seek more bandwidth and better Wi-Fi, customers’ purchasing decisions over the long-term may be impacted by the pandemic and its impact on the economy, which could in turn impact our revenue and results of operations. Furthermore, our supply chain continues to face constraints primarily due to challenges in sourcing components and materials for our products. The prolonged impact of COVID-19 could exacerbate these constraints or cause further supply chain disruptions.

In the second quarter of 2020, the Company temporarily shifted from the use of primarily ocean freight during prior quarters to the use of primarily air freight during the second quarter of 2020 and into the third quarter of 2020 to keep up with demand and replenish supply. By the fourth quarter of 2020, the Company had returned to primarily ocean freight. These changes in freight transportation resulted in an additional $1.5 million in freight expense incurred during the year ended December 31, 2020. The Company also implemented cost cutting measures to conserve cash, delaying the planned start dates of all new hiring during 2020, and not renewing the same footprint of its headquarters office lease when it expired in June 2020. The Company retained a small executive office within the City of Boston on a short-term, month-to-month basis at a cost of $682 per month starting November 1, 2020. The Company negotiated extended and improved payment terms with its primary outsourced manufacturing partner. The Company applied for and received approval for a Small Business Administration (“SBA”) Paycheck Protection Plan Loan with Primary Bank under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan in the amount of $583.3 thousand was approved and funded in April 2020. The Company used the proceeds from the loan for qualifying expenses as defined in the CARES Act.

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Critical Accounting Policies and Estimates

Following is a discussion of what we view as our more significant accounting policies and estimates. As described below, management judgments and estimates must be made and used in connection with the preparation of our consolidated financial statements. We have identified areas where material differences could result in the amount and timing of our net sales, costs, and expenses for any period if we had made different judgments or used different estimates.

Revenue Recognition. The Company primarily sells hardware products to its customers. The hardware products include cable modems and gateways, mobile broadband modems, wireless routers, MoCA adapters and mesh home networking devices. The Company also sells software, including the Minim subscription service that enables and secures a better connected home.

The Company derives its net sales primarily from the sales of hardware products to computer peripherals retailers, computer product distributors, OEMs, and direct to consumers and other channel partners via the Internet. The Company accounts for point-of-sale taxes on a net basis. In addition, the Company earns revenues from its software subscription services of the Minim AI-driven smart home WiFi management and security platform.

The Company applies Accounting Standards Codification (“ASC”) Topic 606, which requires that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services.

Product Returns. Products are returned by retail stores and distributors for inventory balancing, contractual stock rotation privileges, and warranty repair or replacements. Analyses of actual returned product are compared to analyses of the product return estimates and historically have resulted in no material difference between the two. The Company has concluded that the current process of estimating the return reserve represents a fair measure with which to adjust revenue. Returned goods are variable and under Topic 606, are estimated and recognized as a reduction of revenue as performance obligations are satisfied (e.g. upon shipment of goods). The Company monitors pending authorized returns of goods and, if deemed appropriate, record the right of return asset accordingly.

Price Protection Refunds. We have a policy of offering price protection to certain of our retailer and distributor customers for some or all their inventory. Price protection provides that if the Company reduces the price on any products sold to the customer, the Company will guarantee an account credit for the price difference for all quantities of that product that the customer still holds. Price protection is variable and under Topic 606, are estimated and recognized as a reduction of revenue as performance obligations are satisfied (e.g. upon shipment of goods). The estimates are due to price protection are historically not material.

Volume Rebates and Promotion Programs. Many of our retailer customers require sales and marketing support funding, usually set as a percentage of our sales in their stores. Volume rebates are variable dependent upon the volume of goods sold-through the Company’s customers to end users variable and under Topic 606, are estimated and recognized as a reduction of revenue as performance obligations are satisfied (e.g. upon shipment of goods). The estimates due to rebates and promotions are historically not material.

Warranties. The Company does not offer customers to purchase a warranty separately. Therefore, there is not a separate performance obligation. The Company does account for warranties as a cost accrual and the warranties do not include any additional distinct services other than the assurance that the goods comply with agreed-upon specifications. The estimates due to warranties are historically not material.

Inventory Valuation and Cost of Goods Sold. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or its net realizable value. We review inventories for obsolete and slow-moving products each quarter and make provisions based on our estimate of the probability that the material will not be consumed or that it will be sold below cost. Additionally, material product certification costs on new products are capitalized and amortized over the expected period of value of the respective products.

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Valuation and Impairment of Deferred Tax Assets. As part of the process of preparing our financial statements we estimate our income tax expense and deferred income tax position. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. Changes in the valuation allowance are reflected in the statement of operations.

Significant management judgment is required in determining our provision for income taxes and any valuation allowances. We have recorded a 100% valuation allowance against our deferred income tax assets. It is management’s estimate that, after considering all available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. If we establish a record of continuing profitability, at some point we will be required to reduce the valuation allowance and recognize an equal income tax benefit which will increase net income in that period(s).

In December 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) that significantly revised the U.S. tax code effective January 1, 2018 by, among other things, lowering the corporate income tax rate from a top marginal rate of 35% to a flat 21%.

As of December 31, 2020, the Company had federal net operating loss carry forwards of approximately $61.8 million which are available to offset future taxable income. They are due to expire in varying amounts from 2021 to 2039. Federal net operating losses occurring after December 31, 2017, of approximately $13.6 million may be carried forward indefinitely. As of December 31, 2020, the Company had state net operating loss carry forwards of approximately $19.2 million which are available to offset future taxable income. They are due to expire in varying amounts from 2032 through 2039. The Company believes that its merger with Zoom Connectivity, Inc., formerly known as Minim Inc., in 2020 triggered a change of ownership that may limit the use of our net operating losses. The Company is in the process of determining the impact of any such limitation. A valuation allowance has been established for the full amount of deferred income tax assets as management has concluded that it is more-likely than-not that the benefits from such assets will not be realized.

Sales Tax. As of December 31, 2020, approximately $86 thousand of the original state sales tax liability remains and $133 thousand relates to sales tax that has been collected and not yet remitted to the respective states. As of December 31, 2019, approximately $51 thousand of the original state sales tax liability remains and $98 thousand relates to sales tax that has been collected and not yet remitted to the respective states. As of December 31, 2020, approximately $50 thousand of the original state sales tax liability remains and $46 thousand relates to sales tax that has been collected and not yet remitted to the respective states.

Results of Operations

The following table sets forth the unaudited consolidated statements of operations for the three months ended March 31, 2021, with the comparable reporting period in the preceding year.

	Three Months Ended
	March 31, 2021 (Unaudited)		March 31, 2020 (Unaudited)		$ Change	% Change
	(In thousands, except percentage data)

Net sales	$15,018	100%	$11,955	100%	$3,062	25.6%
Cost of goods sold	9,914	66.0%	8,860	74.1%	1,054	11.9%
Gross profit	5,104	34.0%	3,095	25.9%	2,008	64.9%
Operating expenses:
Selling and marketing expenses	3,174	21.1%	2,354	19.7%	820	34.8%
General and administrative expenses	1,077	7.2%	828	6.9%	249	30.1%
Research and development expenses	1,389	9.2%	653	5.5%	735	112.6%
Total operating expenses	5,640	37.6%	3,835	32.1%	1,805	47.0%
Operating loss	(536)	(3.6)%	(740)	(6.2%)	204	(27.6)%
Operating income (expense);
Interest income	0	0.0%	0	0.0%	0
Interest expense	(28)	(0.2)%	(6)	0.0%	(22)
Other, net	20	0.1%	0	0.0%	20
Total other income (expense)	(8)	(0.1)%	(6)	0.0%	(2)	33.30%
Loss before income taxes	(544)	(3.6)%	(746)	(6.2)%	202	27.1%
Income taxes	2	0.0%	6	0.1%	(4)	(66.7)%
Net loss	$(546)	(3.6)%	$(752)	(6.3%)	$206	27.4%

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Net Sales. Our total net sales increased by $3.1 million or 25.6% from Q1 2020 to Q1 2021. The growth in net sales is directly attributable to increased sales of Motorola branded cable modems and gateways. In both Q1 2021 and Q1 2020, we primarily generated our sales by selling cable modems and gateways. Software sales related to Minim SaaS offerings were $0.1 thousand in Q1 2021. The Company had no SaaS related sales in Q1 2020. The decrease in other category of $0.5 million compared to Q1 2020 is primarily due to a reduction in DSL products and a refocus on new products with growth potential outside North America as well as within new product introductions.

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
	(In thousands, except percentage data)
Cable modems & gateways	$14,587	$11,170	$3,417	30.5%
Software	125	––	125	100%
Other	306	785	(479)	(61.0)%
Total	$15,018	$11,955	$3,063	25.6%

As shown in the table below, our net sales in North America increased $3.1 million to $14.8 million in Q1 2021 from $11.7 million in Q1 2020. Net sales outside North America decreased $30 thousand to $192 thousand in Q1 2021 from $222 thousand in Q1 2020. Generally, the Company’s lower sales outside North America reflect the fact that cable modems are sold successfully through retailers in the United States but not in most countries outside the United States, due primarily to variations in government regulations.

	Three Months Ended
	March 31, 2021	March 31, 2020	$ Change	% Change
	(In thousands, except percentage data)
North America	$14,826	$11,734	$3,092	26.4%
Outside North America	192	221	(29)	(13.5)%
Total	$15,018	$11,955	$3,063	25.6%

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Relatively few companies account for a substantial portion of the Company’s revenues. In Q1 2021, two companies accounted for 10% or greater individually, and 88% in the aggregate of the Company’s total net sales. In Q1 2020, two companies accounted for 10% or greater individually, and 86% in the aggregate of the Company’s total net sales.

Our customers generally do not enter into long-term agreements obligating them to purchase our products. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

Gross Profit. Gross profit was $5.1 million for Q1 2021, an increase of $2.0 million from $3.1 million for Q1 2020. Gross margin increased to 34.0% in Q1 2021 from 25.9% in Q1 2020. The increase in gross profit was attributable to sales growth of Motorola branded cable modems and gateways. The increase in profit margin was primarily due to reduction in tariff costs of $1.4 million from $1.5 million in Q1 2020 to $35 thousand in Q1 2021.

Operating Expense. Total operating expense was $5.6 million for Q1 2021, an increase of $1.8 million from $3.8 million in Q1 2020. Total operating expense as a percentage of net sales increased from 32.1% in Q1 2020 to 37.6% in Q1 2021. The table below illustrates the change in operating expense.

	Three Months Ended
Operating Expense	March 31, 2021	% Net Sales	March 31, 2020	% Net Sales	$ Change	% Change
	(In thousands, except percentage data)
Selling and marketing expense	$3,174	21.1%	$2,354	19.7%	$820	34.8%
General and administrative expense	1,077	7.2%	828	6.9%	249	30.1%
Research and development expense	1,389	9.2%	653	5.5%	736	112.6%
Total operating expense	$5,640	37.6%	$3,835	32.1%	$1,805	47.0%

Selling and Marketing Expense. Selling and marketing expense increased $0.8 million to $3.2 million in Q1 2021 from $2.4 million in Q1 2020. Selling and marketing expense as a percentage of net sales was 21.1% in Q1 2021 and 19.7% in Q1 2020. The increase of $0.8 million was primarily due to an increase in Motorola royalty fees of $0.3 million and employee compensation of $0.4 million, and marketing programs of $0.1 million.

General and Administrative Expense. General and administrative expense increased to $1.1 million in Q1 2021 from $0.8 million in Q1 2020. General and administrative expense as a percentage of net sales was 7.2% in Q1 2021 and 6.9% in Q1 2020. General and administrative expenses increased approximately $0.2 million primarily due to $0.4 million in legal and accounting services, offset by $0.1 million in employee compensation, and $0.1 million in facility rent costs.

Research and Development Expense. Research and development expense increased to $1.4 million in Q1 2021 from $0.7 million in Q1 2020. Research and development expense as a percentage of net sales increased to 9.2% in Q1 2021 from 5.5% in Q1 2020. The increase of approximately $0.7 million was primarily due to an increase in employee compensation of $0.5 million and $0.2 million in contractor and consulting costs.

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Other Income (Expense). Other income (expense), net was $(8) thousand in Q1 2021 and $(6) thousand in Q1 2020.

Income Tax Expense (Benefit). We recorded minimum state income taxes and tax related to our operations in Mexico, which was $2 thousand and $6 thousand in Q1 2021 and Q1 2020, respectively.

Unaudited Pro Forma Information

The following unaudited pro forma financial information summarizes the combined results of operations for the Company and Zoom Connectivity, Inc., formerly known as Minim Inc., as if the merger had been completed on January 1, 2020. The pro forma results have been prepared for comparative purposes only, and do not necessarily represent what the net sales or results of operations would have been had the merger been completed on January 1, 2020. In addition, these results are not intended to be a projection of future operating results. The unaudited pro forma information includes adjustments to eliminate intercompany transactions and align accounting policies.

Three Months Ended
March 31, 2020
Pro forma revenue	$12,063,107
Pro forma net loss	$(1,825,671)
Pro forma net loss per share, basic and diluted	$(0.06)

Liquidity and Capital Resources

The Company’s cash balance on March 31, 2021 was $1.2 million of which $800 thousand was restricted. This compares to $1.5 million on December 31, 2020 on which $800 thousand was restricted. As of March 31, 2021, the Company had $7.0 million outstanding and $449 thousand available on its asset-based credit line with Silicon Valley Bank and working capital of $6.5 million.

On April 13, 2020, the Company amended its Financing Agreement with Rosenthal & Rosenthal, Inc. The amendment increased the size of the revolving credit line from $3.0 million to $4.0 million effective the date of the amendment. On February 4, 2021, the Company amended the Financing Agreement to increase the revolving credit line from $4.0 million to $5.0 million effective the date of the amendment. The Company is required to calculate its covenant compliance on a quarterly basis under the Financing Agreement. As of December 31, 2020, the Company was in compliance with both the minimum working capital covenant of $1.75 million and minimum tangible net worth covenant of $2.0 million. At December 31, 2020, the Company’s tangible net worth, as calculated pursuant to the Financing Agreement, was approximately $6.3 million, while the Company’s working capital, as calculated pursuant to the Financing Agreement, was approximately $5.9 million.

On April 15, 2020, the Company received approval for a SBA Paycheck Protection Plan Loan with Primary Bank under the CARES Act. The loan in the amount of $583.3 thousand was used for qualifying expenses as defined in the CARES Act. The loan and related interest was subsequently partially forgiven in November 2020.

On May 26, 2020, the Company closed on a $3.4 million private placement and issued an aggregate of 2,237,103 shares at a purchase price of $1.52 per share, and in connection with the closing of the offering two designees of an investor in the private placement joined Zoom’s Board of Directors.

On February 4, 2021, the Company amended its Financing Agreement with Rosenthal & Rosenthal, Inc. The amendment increased the size of the revolving credit line from $4.0 million to $5.0 million effective the date of the amendment.

On March 12, 2021, the Company terminated its Financing Agreement with Rosenthal & Rosenthal, Inc. and entered into the Silicon Valley Bank (“SVB Loan Agreement”). The SVB Loan Agreement provides for a revolving facility up to a principal amount of $12.0 million. The SVB Loan Agreement matures, and all outstanding amounts become due and payable on March 12, 2023. The SVB Loan Agreement is secured by substantially all the Company’s assets and the assets of our subsidiary Zoom Connectivity, Inc. (“Zoom Connectivity”), but excludes the Company’s and Zoom Connectivity’s intellectual property. The availability of borrowings under the SVB Loan Agreement is subject to certain conditions and requirements, and the borrowing base amount is up to (a) 85% of eligible accounts receivable balances plus (b) the least of (i) 60% of eligible inventory, (ii) 85% of net orderly liquidation value, and (iii) $4.8 million. In conjunction with the SVB Loan Agreement, the Company secured a $1.0 million commercial credit card line.

Based on the Company’s present business plan, funding available under the SVB Loan Agreement and additional financing that the Company believes is obtainable under acceptable terms if needed, the Company expects to maintain acceptable levels of liquidity to meet its obligations as they become due during the next 12 months.

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MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the filing of this prospectus:

Name	Age	Position(s)
Executive Officers:
Jeremy Hitchcock	39	Chairman, Director
Graham Chynoweth	43	Chief Executive Officer, Director
Nicole Zheng	36	President and Chief Marketing Officer
Sean Doherty	40	Chief Financial Officer
John Lauten	54	Chief Operating Officer

Non-Employee Directors:
David Aronoff	57	Director
Dan Artusi	66	Director
Philip Frank	50	Director
Elizabeth Hitchcock	42	Director
Joshua Horowitz	43	Director
Sandra Howe	48	Director

Executive Officers

Jeremy Hitchcock is a technology entrepreneur and executive who joined the Company’s Board of Directors in May 2019. On January 16, 2020, the Board appointed Mr. Hitchcock as Chairman of the Board, to be effective as of February 1, 2020. On April 14, 2020, the Board appointed Mr. Hitchcock as Executive Chairman of the Board. Effective as of June 25, 2021, Mr. Hitchcock position as Executive Chairman of the Board was redesignated as Chairman of the Board in recognition of the Company’s senior management comprised of Mr. Graham Chynoweth, Ms. Nicole Zheng, Mr. Sean Doherty and Mr. John Lauten. Mr. Hitchcock founded our subsidiary Zoom Connectivity, an Internet of Things (“IoT”) networking and security company, which the Company acquired by merger on December 4, 2020. Mr. Hitchcock previously served as President and Chief Executive Officer of Zoom Connectivity from its founding until 2019, and served as director, from its founding until its acquisition by the Company. Mr. Hitchcock is a Principal at Orbit Group LLC. Previously, Mr. Hitchcock founded Dyn when he was a student at Worcester Polytechnic Institute in 2001. Dyn is an Internet infrastructure company connecting people, content, and commerce. The company grew to 500 employees and raised $100 million of growth capital, and was acquired by Oracle Corporation in 2017. Mr. Hitchcock is the spouse of Elizabeth Hitchcock, a Director of the Board. Mr. Hitchcock holds a B.S. degree from Worcester Polytechnic Institute.

Graham Chynoweth joined the Company in December 2020 as Chief Executive Officer. He was the Chief Executive Officer of Zoom Connectivity from June 2019 until the merger of Zoom Connectivity with the Company. Prior to Zoom Connectivity, he served as Chief Membership Officer for Advanced Regenerative Manufacturing Institute from January 2017 to June 2019, and Executive Vice President and Chief Operating Officer of SilverTech, Inc. from January 2015 to December 2016. Mr. Chynoweth was also the Chief Operating Officer of Dyn from November 2005 to December 2014. He is a Founding Board Member, and has been a member of the compensation, governance, and audit committees of Primary Bank (OTCPK: PRMY) from November 2014 to October 2020. He has also served as a director for PT United, LLC since August 2016. Mr. Chynoweth holds a JD degree from Duke University School of Law, an MA degree in Public Policy from Duke University, and a BA degree in political science from the University of California, Berkeley.

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Sean Doherty joined the Company in December 2020 as Chief Financial Officer. Mr. Doherty was the Senior Vice President, Finance of Zoom Connectivity from May 2020 until the merger of Zoom Connectivity with the Company. Prior to joining Zoom Connectivity, he was the Managing Member at Pulpit Rock Consulting from August 2019 to October 2020. From October 2018 to July 2019, Mr. Doherty was a Director, Financial Planning and Analysis at Bottomline Technologies, Inc. (Nasdaq: EPAY). Prior to his time at Bottomline, Mr. Doherty was the Senior Manager of Finance at Dyn and then at Oracle Corporation (NYSE: ORCL) from March 2012 to October 2018. He has also served on the Board of Directors and Finance Committee of The Visiting Nurse Association of Southern New Hampshire since April 2017. Mr. Doherty holds a B.S. degree in Economics and Finance from Southern New Hampshire University as well as an MBA degree in Finance and International Business from Northeastern University.

Nicole Zheng joined the Company in December 2020 following the merger of Zoom Connectivity with the Company as Chief Marketing Officer. Effective as of June 25, 2021, Ms. Zheng was appointed President of the Company, in addition to her role as Chief Marketing Officer. Ms. Zheng was a co-founder of Zoom Connectivity and had been the Chief Marketing Officer and Chief Product Officer of Zoom Connectivity, since April 2018 until the merger of Zoom Connectivity with the Company. Ms. Zheng was recognized in Entrepreneur as a Top Female Founder in the United States in July 2020. Prior to Zoom Connectivity, she was the Chief Marketing Officer at Antidote Technologies from April 2017 to April 2018, and at OnSIP from February 2010 to April 2017. She has served as Advising CMO to quantum networking company Aliro Technologies since October 2020 and previously as a board member of Alliance of Channel Women, a nonprofit on a mission to advance careers for women in the telecom and broadband services sector, from January 2013 to November 2016. Ms. Zheng holds a B.S. in Materials Science Engineering and B.S. in Engineering and Public Policy from Carnegie Mellon University, as well as business certifications from The Wharton School Online.

John Lauten, our Chief Operating Officer, joined the Company in 2019 as Senior Vice President of Operations. Mr. Lauten has extensive experience in consumer electronic and technology manufacturing companies. Prior to joining Minim, he served as Chief Operating Officer for Skully Technologies from May 2017, where he led a wearable augmented reality technology company turn-around for new investors. He provided operations and strategy consulting to technology companies as a Partner at TechCXO from March 2016 to June 2017 and from June 2019 to November 2019, Mr. Lauten served as Vice President of Business Development and Strategy at Fox Factory, a leading automotive suspension manufacturer from October 2013, where he worked on five international acquisitions as part of a CEO and Board led expansion initiative. He previously served as the Director of North American Supply Chain Management at Cisco System, Inc. from 2009, and as Head of Global Customer Operations at Scientific-Atlanta from 2003 through 2009. Prior to that he held various finance and operations positions at Scientific-Atlanta and financial roles at Northern Telecom. Mr. Lauten earned a BA degree in Business Administration/Marketing from Texas Christian University and an MBA degree from the University of Texas at Austin, McCombs School of Business with a concentration in Finance.

Non-Employee Directors

David Aronoff has been a director of Minim since December 2020. Since June 2005, Mr. Aronoff has been a General Partner of Flybridge Capital Partners which he joined in 1995. Prior thereto, he was with Greylock Partners, a Silicon Valley venture capital firm and during his tenure he invested in 17 companies, actively guiding sales, business development and product marking activities. Mr. Aronoff is a member of the Board of Directors of Draper Laboratories, a defense, aerospace and commercial research contractor, and of BetterCloud, an SaaS management platform. He is a member of the Board of Trustees of the University of Vermont and a member of the Global Cyber Institute Advisory Board. Mr. Aronoff earned an MBA degree from the Harvard Business School, an MS degree in Computer Science from the University of Southern California, and a BS degree in Computer Science from the University of Vermont.

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Dan Artusi has been a director of Minim since December 2020. Mr. Artusi is a board member of MaxLinear, Inc. (NYSE: MXL), VisIC-Tech, and GenXComm. From 2015 to 2018, Mr. Artusi served as Vice President in the Client Computing Group and General Manager for the connected home division at Intel Corporation, a technology company. Prior to Intel, Mr. Artusi served as Chief Executive Officer of Lantiq Deutschland GmbH, a fabless semiconductor company, from 2012 until its acquisition by Intel in 2015. From 2009 to 2015, Mr. Artusi served as an operating executive with Golden Gate Capital, a private equity firm. From 2007 to 2008, Mr. Artusi served as President and Chief Executive Officer and as a board member of Conexant Systems, Inc., a provider of semiconductors, and from 2005 to 2007, Mr. Artusi served as chairman and Chief Executive Officer of Coldwatt, Inc., a provider of high efficiency power supplies for the communications and computer industry. From April 2005 to June 2005, Mr. Artusi was an individual investor. From January 2003 to April 2005, he served as the President of Silicon Laboratories Inc., a developer of mixed signal integrated circuits, and from January 2004 to April 2005, he also served as the Chief Executive Officer and as a board member of Silicon Laboratories. From 2001 to 2004, he served as Chief Operating Officer of Silicon Laboratories. From 1977 until joining Silicon Laboratories, Mr. Artusi held various management and executive positions in the semiconductor business at Motorola Inc. Currently, Mr. Artusi also serves on the Engineering Advisory Board of the Cockrell School of Engineering at the University of Texas at Austin. Mr. Artusi studied electrical engineering at the Instituto Tecnologico de Buenos Aires (ITBA) in Argentina.

Philip Frank is a technology executive with over 25 years of experience. He has been a director of Minim since September 2015. He has served as President, Chief Executive Officer and director of VUI, Inc. since September 2018. Prior to that, he was the President, Chief Executive Officer and a director of AirSense Wireless from August of 2016 until its sale to Charter Communications, Inc. in January 2018, and was Minim’s Chief Financial Officer from September 2015 to July 2016. From February 2005 to December 2014 he worked for the Nokia Corporation including Nokia Siemens Networks, based in London, England. At Nokia, Mr. Frank was most recently the Global Head of Corporate Development and Mergers and Acquisitions. Earlier in his career, Mr. Frank was an executive with AT&T Wireless Services as well as having worked with global advisory firms Diamond-Cluster International, Inc. and Accenture PLC. He received a Master’s Degree in Business Administration from the University of Michigan Ross School of Business.

Elizabeth Hitchcock joined the Board of the Company in December 2020. She is a co-founder on Zoom Connectivity. Ms. Hitchcock is the spouse of Jeremy Hitchcock, the Chairman of the Board. Ms. Hitchcock is an entrepreneur, investor, small business owner and champion for her community and the arts. Her family office, Orbit Group LLC, is located in Manchester, New Hampshire, and focuses on technology and real estate projects with the mission to provide support through guidance, relationships and capital in order to build a better community. Since 2017, Ms. Hitchcock has been a General Partner of Millworks Fund, a venture fund focused on investing in technology startups. From September 2016 to September 2018, Ms. Hitchcock was a Managing Director of 10x Venture Partners, a seed stage (and beyond) investment firm. From July 2006 to November 2009, she served as the Leader of Sales and Marketing of Dyn. Ms. Hitchcock is the spouse of Jeremy Hitchcock, the Chairman of the Company. Ms. Hitchcock holds a B.S. degree in computer Science from Worcester Polytechnic Institute. She is a director of St. Mary’s Bank and a former Trustee of the Institute of Art and Design at New England College.

Joshua Horowitz has been a director of Minim since May 2020. Mr. Horowitz is a professional investor with over 17 years of investing experience. Since January 2012, Mr. Horowitz has served as a portfolio manager and Managing Director at various Palm entities, first with Palm Ventures LLC and currently with Palm Management (US) LLC where he manages the Palm Global Small Cap Master Fund. He was formerly Director of Research at Berggruen Holdings, a multi-billion dollar family office and a research analyst at Crossway Partners LP, a value strategy investment partnership. Mr. Horowitz has served as a director of three separate Nasdaq traded companies over the past six years. Mr. Horowitz served as a Director of The Lincoln General Insurance Company from October 2001 to November 2014, 1347 Capital Corp (Nasdaq: TFSC) from July 2014 to July 2016, and 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH) from April 2015 to April 2018. He was most recently the Interim Chairman of the Board of Directors at Birner Dental Management Services, Inc. (OTC: BDMS) from June 2018 until the Company’s sale to Mid Atlantic Dental Partners in January 2019. Birner was the only publicly traded dental service organization (“DSO”) in the country with 67 offices and over 500 employees. He is currently a Director of Limbach, Inc. (Nasdaq: LMB), a $500 million mechanical systems solutions concern. He is also a Board Observer at Biomerica, Inc. (Nasdaq: BMRA) and a Director of Insurance Income Strategies, Ltd. Mr. Horowitz holds a Bachelor of Science degree in Management magna cum laude from Binghamton University and also studied at the Bath School of Management in the United Kingdom.

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Sandra Howe joined the Board of Directors of Minim in December 2020. She is a technology executive, previously with ARRIS, Cisco, and Technetix. Ms. Howe is a technology leader with over 25 years’ experience in the global telecommunications, consumer and media industries and has proven experience in business development and operations as well as leading marketing, sales and business unit teams to exceed company sales and profitability targets. From 2018 to 2020, Ms. Howe served as Senior Vice President and President, Americas for Technetix, Ltd., a technology company focused on next-generation broadband equipment engineering. From 2010 to 2018, she was a Senior Vice President of ARRIS Group, Inc., a telecommunications equipment company engaged in data, video and telephony systems for homes and businesses, most recently as General Manager of the Consumer Products Group. Ms. Howe graduated from Pennsylvania State University.

Compensation of Executive Officers

2020 Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2020 and December 31, 2019 for our principal executive officer and the two other most highly compensated executive officers who were serving as executive officers as of December 31, 2020. The table also includes Jeremy Hitchcock, Frank B. Manning and Joseph L. Wytanis who each served as principal executive officers during portions of fiscal year 2020 in addition to our current Chief Executive Officer, Graham Chynoweth, and Jacqueline Barry Hamilton who served as Acting Chief Financial Officer and Chief Financial Officer, during fiscal year 2020 and would otherwise have been included in the table but for the fact that she was not acting as an executive officer on December 31, 2020. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Graham Chynoweth,	2020	$15,385	—	—	—	$15,385
Chief Executive Officer	2019	—	—	—	—	—
Nicole Zheng,	2020	$12,308	—	—	—	$12,308
President and Chief Marketing Officer	2019	—	—	—	—	—
John Lauten,	2020	$195,000	$54,125	—	$15,192	$264,317
Chief Operating Officer	2019	—	—	—	—	—
Jeremy Hitchcock,	2020	—	—	$14,425	—	$14,425
Chairman of the Board of Directors; former Executive Chairman of the Board of Directors; principal executive officer	2019	—	—	$18,257	—	$18,257
Frank B. Manning,(4)	2020	$12,430	—	—	$79,833	$92,263
Retired Chairman of the Board of Directors, Chief Executive Officer and Acting Chief Financial Officer	2019	$134,244	—	$67,463	$350	$202,057
Joseph L. Wytanis,(5)	2020	$78,254	$77,011	—	$137,643	$292,908
former President and Chief Executive Officer	2019	$207,708	$60,000	—	$107,538	$375,246
Jacqueline Barry Hamilton,	2020	$159,627	$32,375	$38,617	$104,178	$334,797
former Chief Financial Officer	2019	—	—	—	—	—

(1)	The amounts in this column represent bonus payments granted in the applicable fiscal year.
(2)	The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Stock Option Plan and 2019 Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 11 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These options are incentive stock options issued under the 2009 Stock Option Plan or 2019 Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).
(3)	The amounts included in the “All Other Compensation” column consists of: (a) for Mr. Lauten in 2020, a taxable housing allowance of $15,192; (b) for Mr. Manning in 2020, severance compensation of $52,206 and vacation pay of $27,627, and in 2019, the Company’s contribution to a 401(k) plan of $350; (c) for Mr. Wytanis in 2020, severance compensation of $105,000, vacation pay of $16,735, and a taxable housing allowance of $15,908, and in 2019, a taxable housing allowance of $107,538; and (d) for Ms. Barry Hamilton in 2020, severance compensation of $92,500 and vacation pay of $11,678.
(4)	Mr. Manning retired from his role as Chairman of the Board of Directors, Chief Executive Officer of the Company and Acting Chief Financial Officer effective as of February 1, 2020.
(5)	Mr. Wytanis resigned from the Company effective as of May 8, 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock immediately prior to and immediately after the completion of this offering by (i) each person who is known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, (ii) each of the Company’s directors and named executive officers, as listed below in the Summary Compensation Table under the heading “Executive Compensation,” and (iii) all of the Company’s current directors and executive officers as a group.

On July         , 2021, there were 35,498,514 issued and outstanding shares of Company Common Stock. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to the shares listed. The information contained in this table is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC.

		% of Common Stock Outstanding
Name and Address of Beneficial Owner(1)	Amount of Shares of Common Stock Beneficially Owned	Before Offering	After Offering
5% or Greater Stockholders:

Zulu Holdings LLC(2) 848 Elm Street, 2nd Floor Manchester, NH 03101	15,696,184

Directors and Named Executive Officers:
David Aronoff(3)	1,590,989
Daniel Artusi	19,225
Graham Chynoweth	990,726
Philip Frank	90,000
Elizabeth Hitchcock(4)	17,819,529
Jeremy Hitchcock(4)	17,819,529
Sandra Howe	—
Joshua Horowitz(5)	1,236,426
Nicole Zheng	275,858
John Lauten(6)	60,000

All directors and executive officers as a group (10 persons)(7)

*	Less than one percent of shares outstanding.

(1)	Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Minim, Inc., 848 Elm Street, New Hampshire, 03101.

(2)	Information is based on a Schedule 13D/A filed as of December 8, 2020, by Jeremy Hitchcock, Elizabeth Cash Hitchcock, Orbit Group LLC (“Orbit”), HCP and Zulu. The 15,696,184 shares are held of record by Zulu. HCP may be deemed the beneficial owner of the shares as a beneficial owner of the Common Stock held by Zulu through its ownership of Zulu. As the manager of Zulu, Orbit may be deemed the beneficial owner of the Common Stock held by Zulu. As the co-managers of Orbit and HCP, each of Mr. and Ms. Hitchcock may be deemed the beneficial owner of the Common Stock held by Zulu.

(3)	Consists of shares of Common Stock held by Flybridge Capital Partners, of which Mr. Aronoff is a General Partner.

(4)	Mr. and Ms. Hitchcock may be deemed to share beneficial ownership of all shares of the Company owned by either of them or investment vehicles, including Zulu, owned by either of them. Includes 52,500 shares that Mr. Hitchcock has the right to acquire upon exercise of outstanding stock options exercisable within 60 days after July , 2021.

(5)	Consists of shares of Common Stock held by Palm Global Small Cap Master Fund LP (“Palm Global”). Mr. Horowitz is a Portfolio Manager with Palm Management (US) LLC, which provides investment management services to Palm Global.

(6)	Includes 45,000 shares that Mr. Lauten has the right to acquire upon exercise of outstanding stock options exercisable within 60 days after July , 2021.

(7)	Includes an aggregate of 335,327 shares that the current directors and executive officers have the right to acquire upon exercise of outstanding stock options exercisable within 60 days after July , 2021.

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DESCRIPTION OF OUR CAPITAL STOCK

The following information describes our Common Stock and preferred stock, as well as certain provisions of our Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and our Amended and Restated Bylaws, as amended (the “Bylaws”). This description is only a summary. You should also refer to our Charter and Bylaws, which have been filed with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

General

We are authorized under Delaware law to issue up to 40,000,000 shares of Common Stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share. We are seeking approval of our stockholders to increase the number of authorized shares of capital stock and Common Stock to 62,000,000 and 60,000,000 shares, respectively. As of July         , 2021, there were 35,498,514 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of Common Stock has the same relative rights and is identical in all respects with every other share of Common Stock. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Common Stock and is not permitted to cumulate votes in the election of our directors. Holders of our Common Stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business. In addition, pursuant to the Silicon Valley Bank Loan and Security Agreement, we cannot pay any dividends without Silicon Valley Bank’s prior written consent.

Our Common Stock is currently traded on the OTC Markets Group under the symbol “MINM”. We have been approved to list our Common Stock on The Nasdaq Capital Market under the symbol “MINM”, and we expect trading to begin on July 7, 2021.

Preferred Stock

Our Charter authorizes the issuance of 2,000,000 shares of preferred stock, $0.001 par value per share. No shares of preferred stock are outstanding. The Board of Directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our Common Stock, substantially dilute a Common Stockholder’s interest and depress the price of our Common Stock.

Certain Governance Arrangements

Pursuant to the terms of the Stock Purchase Agreement, dated as of May 3, 2019 (the “2019 Purchase Agreement”), by and between the Company and the Investors named therein, until November 6, 2021, if the Company proposes to issue Common Stock or any common stock equivalents for cash consideration of $500,000 or greater, in one or more transactions, with the primary purpose of raising capital (each, a “Subsequent Financing”), Zulu Holdings LLC (“Zulu”) shall have the right to participate in each such Subsequent Financing in an amount necessary to maintain Zulu’s pro-rata ownership of the Issuer (calculated on a fully-diluted basis) on the same terms, conditions and price provided for in such Subsequent Financing.

As of October 9, 2020, the Company entered into a Standstill and Voting Agreement (the “Standstill Agreement”) with Zulu and Mr. Jeremy Hitchcock. Pursuant to the terms of the Standstill Agreement, each of Zulu, Mr. Hitchcock and their controlled affiliates (the “Restricted Parties”) have agreed not to effect any (a) transaction involving the Company and any Restricted Party, in which any Restricted Party would have a material interest different from stockholders of the Company generally, (b) purchase of more than 10% of the then total number of shares of outstanding Common Stock, and (c) sale, transfer or other disposition of Common Stock to a third party that would result in such third party beneficially owning more than 20.0% of the Company’s outstanding common stock immediately after giving effect to such transaction. The duration of the “Standstill Period” lasts through the earlier of: (i) such time as the Restricted Parties beneficially own less than 45.0% of the outstanding Common Stock of the Company, and (ii) the third anniversary of the date of the Standstill Agreement.

Registration Rights

Pursuant to the Agreement and Plan of Merger, dated as of November 12, 2020 (the “Merger Agreement”), relating to the Company’s acquisition of Zoom Connectivity, the Company is required to use commercially reasonable efforts to keep the 10,784,534 shares of Common Stock issued under the Merger Agreement continuously effective under the Securities Act until, among other things, the earlier of such time as all such shares covered by a registration statement covering the resale of such shares issued under the Merger Agreement have been sold thereunder or pursuant to Rule 144.

Pursuant to the terms of the 2019 Purchase Agreement, the Company is required to use commercially reasonable efforts to keep the 4,545,455 shares of Common Stock sold under the 2019 Purchase Agreement continuously effective under the Securities Act until, among other things, the earlier of such time as all such shares covered by a registration statement covering the resale of such shares sold under the 2019 Purchase Agreement have been sold thereunder or pursuant to Rule 144.

Liens on Company Assets

Pursuant to the Silicon Valley Bank Loan and Security Agreement, Silicon Valley Bank has a lien on all of the Company’s and Zoom Connectivity’s assets, including shares of capital stock of the Company’s subsidiaries, but specifically excludes the Company’s and Zoom Connectivity’s intellectual property.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the acquisition, ownership, and disposition of common stock acquired pursuant to this offering by non-U.S. holders (as defined below). This summary deals only with common stock held as a capital asset (within the meaning of Section 1221 of the Code) and does not discuss the U.S. federal income tax consequences applicable to a non-U.S. holder that is subject to special treatment under U.S. federal income tax laws, including, but not limited to: a dealer in securities or currencies; a broker-dealer; a financial institution; a qualified retirement plan, individual retirement plan, or other tax-deferred account; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding common stock as part of a hedging, integrated, conversion, or straddle transaction or a person deemed to sell common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of tax accounting; an accrual method taxpayer subject to special tax accounting rules under Section 451(b) of the Code; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received such common stock in connection with services provided; a corporation that accumulates earnings to avoid U.S. federal income tax; a corporation organized outside the United States, any state thereof or the District of Columbia that is nonetheless treated as a U.S. taxpayer for U.S. federal income tax purposes; a person that is not a non-U.S. holder; a “controlled foreign corporation;” a “passive foreign investment company;” or a U.S. expatriate.

This summary is based upon provisions of the Code, its legislative history, applicable U.S. Treasury regulations promulgated thereunder, published rulings, and judicial decisions, all as in effect as of the date hereof. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Those authorities may be repealed, revoked, or modified, perhaps retroactively, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below. This summary does not address all aspects of U.S. federal income tax, does not deal with all tax considerations that may be relevant to stockholders in light of their personal circumstances, and does not address any state, local, foreign, gift, estate (except to the limited extent set forth herein), or alternative minimum tax considerations.

For purposes of this discussion, a “U.S. holder” is a beneficial holder of common stock that is for U.S. federal income tax purposes: an individual citizen or resident of the United States; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of common stock that is neither a U.S. holder nor a partnership (or any other entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes regardless of its place of organization or formation. If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding common stock is urged to consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME, ESTATE, AND OTHER TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR SPECIFIC SITUATIONS, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, OR NON-U.S. TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS (INCLUDING THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS).

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Distributions on Our Common Stock

Distributions with respect to Common Stock, if any, generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits will be treated as a return of capital and will first be applied to reduce the holder’s tax basis in its Common Stock, but not below zero. Any remaining amount will then be treated as gain from the sale or exchange of the Common Stock and will be treated as described under “—Disposition of Our Common Stock” below.

Distributions treated as dividends that are paid to a non-U.S. holder, if any, with respect to shares of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States subject to the discussion below regarding foreign accounts. If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to the Common Stock are effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment, then although the non-U.S. holder will generally be exempt from the 30% U.S. federal withholding tax, provided certain certification requirements are satisfied, the non-U.S. holder will be subject to U.S. federal income tax on those dividends on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted under the Code. To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form). In the case of a non-U.S. holder that is an entity, Treasury regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. Such holder’s agent will then be required to provide certification to us or our paying agent.

A non-U.S. holder of shares of Common Stock who wishes to claim the benefit of a reduced rate of withholding tax under an applicable treaty must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such holder’s qualification for the exemption or reduced rate. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty and does not timely file the required certification, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain from a sale, exchange or other disposition of our stock unless: (a) that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder); (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for our Common Stock, and certain other requirements are met. Although there can be no assurance, we believe that we are not, and we do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes. Even if we are treated as a United States real property holding corporation, gain realized by a non-U.S. holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as (1) the non-U.S. holder owned, directly, indirectly and constructively, no more than 5% of our Common Stock at all times within the shorter of (x) the five-year period preceding the disposition, or (y) the holder’s holding period, and (2) our Common Stock is regularly traded on an established securities market. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a United States real property holding corporation and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner applicable to U.S. persons and in addition, a purchaser of your Common Stock may be required to withhold tax with respect to that obligation.

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If a non-U.S. holder is described in clause (a) of the preceding paragraph, the non-U.S. holder will generally be subject to tax on the net gain derived from the disposition at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. holder that is a corporation may be subject to the branch profits tax at a rate equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits. If the non-U.S. holder is an individual described in clause (b) of the preceding paragraph, the non-U.S. holder will generally be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S.-source capital losses even though the non-U.S. holder is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

U.S. Federal Estate Tax

The estate of a nonresident alien individual is generally subject to U.S. federal estate tax on property it is treated as the owner of, or has made certain life transfers of, having a U.S. situs. Because we are a U.S. corporation, our Common Stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. federal estate tax purposes, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Information Reporting and Backup Withholding Tax

We report to our non-U.S. holders and the IRS certain information with respect to any dividends we pay on our Common Stock, including the amount of dividends paid during each fiscal year, the name and address of the recipient, and the amount, if any, of tax withheld. All distributions to holders of Common Stock are subject to any applicable withholding. Information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business or withholding was reduced by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently, 24%). Backup withholding, however, generally will not apply to distributions on our Common Stock to a non-U.S. holder, provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Backup withholding is not an additional tax but merely an advance payment, which may be credited against the tax liability of persons subject to backup withholding or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Common Stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our Common Stock through a non-U.S. office of a broker that has certain connections with the United States.

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Foreign Accounts

Certain withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities if certification, information reporting and other specified requirements are not met. A 30% withholding tax may apply to “withholdable payments” if they are paid to a foreign financial institution or to a non-financial foreign entity, unless (a) the foreign financial institution undertakes certain diligence and reporting obligations and other specified requirements are satisfied, or (b) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and other specified requirements are satisfied. “Withholdable payment” generally means any payment of interest, dividends, rents, and certain other types of generally passive income if such payment is from sources within the United States. U.S. Treasury Regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible withholding under these rules on the gross proceeds from any sale or other disposition of our Common Stock, previously scheduled to apply beginning January 1, 2019. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or comply with comparable requirements under an applicable inter-governmental agreement between the United States and the foreign financial institution’s home jurisdiction. If an investor does not provide us with the information necessary to comply with these rules, it is possible that distributions to such investor that are attributable to withholdable payments, such as dividends, will be subject to the 30% withholding tax. Holders should consult their own tax advisers regarding the implications of these rules for their investment in our Common Stock.

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UNDERWRITING

We have entered into an underwriting agreement with B. Riley Securities, Inc., as representative of the underwriters named below, with respect to the shares subject to this offering. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has, severally and not jointly, agreed to purchase from us on a firm commitment basis, the respective number of shares of our Common Stock set forth opposite its name in the table below:

Underwriters	Number of Shares
B. Riley Securities, Inc.

Total

The underwriting agreement provides that the obligation of the underwriters to purchase all of the shares being offered to the public is subject to approval of legal matters by counsel and the satisfaction of other conditions. These conditions include, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus. The underwriters are obligated to purchase all of our shares in this offering, other than those covered by the option described below, if they purchase any of our shares.

The representative of the underwriters has advised us that the underwriters propose to offer the Common Stock directly to the public at the public offering prices listed on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $    per share for the Common Stock. After the completion of this offering, the underwriters may change the offering price and other selling terms.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or other indemnified parties may be required to make in respect of any such liabilities.

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Listing

Our Common Stock is currently listed on the OTC Markets Group under the symbol “MINM”. We have been approved to list our Common Stock on The Nasdaq Capital Market under the symbol “MINM”, and we expect trading to begin on July 7, 2021.

Option

We have granted the underwriters an option, exercisable for up to 30 days after the date of this prospectus, to purchase a maximum of                   additional shares from us. If the underwriters exercise all or part of this option, each underwriter will be obligated to purchase its proportionate number of shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discounts and commissions.

Commissions and Expenses

The following table provides information regarding the amount of the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without Option	With Option
Underwriting discounts and commissions paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                 million, which includes Company legal, accounting and printing costs and various other fees associated with registration and listing of our Common Stock. We have agreed to reimburse the representative for its reasonable out-of-pocket expenses actually incurred in the offering, including fees and disbursements of legal counsel to the representative, in an amount up to $100,000.

Lock-Up Agreements

We and each of our officers, directors and certain affiliates have agreed, subject to certain exceptions, including, without limitation, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock, for a period of 90 days in the case of our executive officers, certain of our directors and certain affiliates and 120 days in the case of our Chairman and Director and his affiliated entities after the date of this prospectus, without the prior written consent of B. Riley Securities, Inc.

The representative may, in its sole discretion and at any time or from time to time, release all or any portion of the Common Stock or other securities subject to the lock-up agreement. Any determination to release any Common Stock would be based upon a number of factors at the time of determination, which may include the market price of the Common Stock, the liquidity of the trading market of the Common Stock, general market conditions, the number of shares of Common Stock or other securities proposed to be sold or otherwise transferred and the timing, purposes and terms of the proposed sale or other transfer. The representative does not have any present intention, agreement or understanding, implicit or explicit, to release any of the shares of Common Stock or other securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

In addition, the underwriting agreement provides that, subject to certain exceptions, we will not, for a period of 180 days following the date of this prospectus, offer, sell or distribute any of our securities, without the prior written consent of the underwriters.

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Stabilization

Until the distribution of shares of Common Stock is complete, SEC rules may limit the ability of the underwriters to bid for and purchase shares of our Common Stock. As an exception to these rules, underwriters are permitted to engage in certain transactions which stabilize the price of the shares of Common Stock, which may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of shares of Common Stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of Common Stock from us in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares of Common Stock or purchasing shares of Common Stock in the open market. In determining the source of shares of Common Stock to close out the covered short position, the underwriter will consider, among other things, the price of shares of Common Stock available for purchase in the open market as compared to the share price at which they may purchase through their option to purchase additional shares. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the shares of Common Stock made by the underwriter in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on our shares of Common Stock. Any of these activities may have the effect of preventing or retarding a decline in the market price of our shares of Common Stock. They may also cause the price of the shares of Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We have agreed that, for a period of 180 days from the date of this prospectus supplement, we will not, without the prior written consent of the underwriters and subject to certain exceptions, offer, sell, contract to sell, pledge, or otherwise dispose of any securities issued or guaranteed by us or shares of any class of our capital stock.

We expect that delivery of the shares will be made to investors on or about            , 2021 (such settlement being referred to as “T+2 “).

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Prospectus

This prospectus may be made available in electronic format on Internet sites or through other online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. Other than this prospectus in electronic format, any information on the underwriters’ or their affiliates’ websites and any information contained in any other website maintained by the underwriters or any affiliate of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

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Other

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to us for which they will be entitled to receive customary fees and expenses. The underwriters have in the past and may in the future borrow money from or obtain other financial and non-financial services from us for which we will be entitled to receive customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of Common Stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the requirement that the issuer prepare and file a prospectus under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to the issuer, the underwriters and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

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Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

We and the representative hereby notify prospective Canadian purchasers that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

In relation to the Member States of the European Economic Area and the United Kingdom (each, a “Relevant State”), no offer of shares of our Common Stock which are the subject of the offering contemplated by this prospectus to the public may be made in that Relevant State other than:

●	to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

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●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representative or representatives nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of our Common Stock described in this prospectus shall result in a requirement for the publication of a prospectus, by us or any of the underwriters, pursuant to Article 3 of the Prospectus Regulation.

Each purchaser of shares of our Common Stock described in this prospectus located within a Relevant State will be deemed to have represented, acknowledged and agreed that (1) it is a “qualified investor” within the meaning of the Prospectus Regulation; and (2) in the case of any shares of Common Stock acquired by it as a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where shares of Common Stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of Common Stock to it is not treated under the Prospectus Regulation as having been made to such persons. For purposes of this provision, the expression an “offer to the public” in relation to the shares of our Common Stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Common Stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We and the underwriters have not authorized and do not authorize the making of any offer of shares of our Common Stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares of our Common Stock, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

Additional Notice to Prospective Investors in the United Kingdom

The communication of this prospectus and any other document or materials relating to the issue of the shares of our Common Stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, or the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares of our Common Stock offered hereby are only available to, and any investment or investment activity to which this prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our Common Stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

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All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our Common Stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our Common Stock in Germany. Consequently, the Common Stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the Common Stock to the public in Germany or any other means of public marketing. The Common Stock is being offered and sold in Germany only to qualified investors which are referred to in Section 3 paragraph 2 no. 1, in connection with Section 2 no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to Prospective Investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Nixon Peabody LLP. The NBD Group, Inc. has acted as counsel for the underwriters.

EXPERTS

The consolidated balance sheets as of December 31, 2020 and December 31, 2019, and for each of the years in the two-year period ended December 31, 2020 incorporated by reference into this Registration Statement, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon and incorporated by reference into this Registration Statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Minim Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 incorporated in this Registration Statement by reference from the Zoom Telephonics, Inc. Current Report on Form 8-K/A filed on February 17, 2021, have been audited by Baker Newman & Noyes LLC, an independent auditor, as stated in their report thereon , incorporated herein by reference and have been incorporated in this Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it under File No. 001-37649, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

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We are incorporating herein by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including all such documents we may file with the SEC after the date of this prospectus and before the termination of this offering (other than, in each case, information furnished rather than filed):

●	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on April 13, 2021, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 30, 2021;
●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 4, 2021;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 17, 2021;
●	Our Current Reports on Form 8-K filed with the SEC on February 8, 2021, March 15, 2021, April 15, 2021, April 27, 2021, June 4, 2021 and June 30, 2021, and our amended Current Reports on Form 8-K/A filed with the SEC on February 17, 2021, May 3, 2021 and June 30, 2021 (in each case, except for information contained therein which is furnished rather than filed);
●	Our Registration Statement on Form S-1 filed on June 10, 2021; and
●	The unaudited pro forma financial information filed as Exhibit 99.3 to our Current Report on Form 8-K/A filed with the SEC on February 17, 2021.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering contemplated by this prospectus, shall be deemed to be incorporated by reference into this prospectus.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Minim, Inc.

848 Elm Street

Manchester, New Hampshire, 03101
Telephone: (833) 966-4646

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of Common Stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

Our website address is www.minim.co and such reports are available under “SEC Filings” on our Investor Relations website located at https://ir.minim.co. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated into this prospectus or the Registration Statement of which it forms a part, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

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MINIM, INC.

                   Shares

Common Stock

Prospectus

B. Riley Securities

                     , 2021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by Minim, Inc. (the “Company” or the “Registrant”), in connection with the offering of securities covered by this prospectus, other than any sales commissions or discounts. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, and all of the fees and expenses will be borne by the Company.

Amount to be Paid
SEC registration fee	$3,137
FINRA filing fee	4,250
Nasdaq listing fee	75,000
Printing expenses	5,000
Legal fees and expenses	200,000
Accounting fees and expenses	60,500
Transfer agent and registrar expenses	1,000
Underwriters’ fees and expenses	100,000
Miscellaneous expenses	1,500
Total	$450,387

Item 14.	Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”) and the Amended and Restated Bylaws, as amended (the “Bylaws”) authorize it to indemnify directors, officers, employees and agents of the Company against expenses (including attorneys’ fees), liabilities and other matters incurred in connection with any action, suit or proceeding, to the fullest extent permitted by Section 145 of Delaware General Corporation Law. In addition, the Company’s Charter provides that its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

The Company may also advance all reasonable expenses which were incurred by or on behalf of a present director or officer in connection with any proceeding to the fullest extent permitted by applicable law.

The Bylaws also permit the Company to enter into indemnity agreements with individual directors, officers, employees, and other agents. Any such agreements, together with the Charter and the Bylaws, may require the Company, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.

The Company maintains director and officer liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the Company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 15.	Recent Sales of Unregistered Securities

During the past three years, the Company has issued the following securities without registration under the Securities Act pursuant to the exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, in each case in reliance upon the representations received from the purchasers of those securities.

On November 12, 2020, the Company entered into an Agreement and Plan of Merger, pursuant to which the Company exchanged 0.80106 newly-issued shares of Common Stock for each issued and outstanding share of Common Stock and preferred stock of Zoom Connectivity, Inc., formerly known as Minim Inc. The merger closed on December 4, 2020, and the Company issued an aggregate of 10,784,534 shares of Common Stock, at a price of $2.3498 per share, an implied valuation of approximately $30 million.

On May 26, 2020, the Company entered into a Stock Purchase Agreement with certain accredited investors, including certain members of management and the Board of Directors, in a private placement, pursuant to which the Company sold an aggregate of 2,237,103 shares of Common Stock at a purchase price of $1.52 per share. The private placement closed on May 27, 2020, and the gross proceeds to the Company at the closing were approximately $3.4 million.

On May 3, 2019, the Company entered into a Stock Purchase Agreement with certain accredited investors, including members of management and the Board of Directors, in a private placement, pursuant to which the Company sold an aggregate of 4,545,455 shares of Common Stock at a purchase price of $1.10 per share. The gross proceeds to the Company at the closing of the private placement were approximately $5.0 million.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit Description
1.1***	Form of Underwriting Agreement.
2.1	Separation and Distribution Agreement by and between Zoom Technologies, Inc. and Minim, Inc., formerly known as Zoom Telephonics, Inc. (the “Company”) (incorporated by reference to Annex B of the Preliminary Proxy Statement filed by Zoom Technologies, Inc. on May 13, 2009).*
2.2	Agreement and Plan of Merger, dated as of November 12, 2020, by and among the Company, Elm Acquisition Sub, Inc., Zoom Connectivity, Inc., formerly known as Minim Inc. (“Zoom Connectivity”) and the Representative named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on November 13, 2020).*
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10, filed on September 4, 2009).*
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Company on November 18, 2015).*
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Company on July 30, 2019).*
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by the Company on November 18, 2015).*
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Company on June 4, 2021).*

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3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by the Company on June 4, 2021).*
3.7	Certificate of Correction of Certificate of Amendment of Minim, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K/A filed by the Company on June 30, 2021).*
3.8	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Company on June 30, 2021).*
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed on June 10, 2021).*
5.1***	Opinion of Nixon Peabody LLP.
10.1+	Minim, Inc. 2009 Stock Option Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement filed by the Company on April 30, 2013).*
10.2+	Minim, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Appendix C to the Definitive Proxy Statement filed by the Company on April 30, 2013).*
10.3+	Minim, Inc. 2019 Stock Option Plan (incorporated by reference to Appendix D to the Definitive Proxy Statement filed by the Company on May 28, 2019).*
10.4+	Minim, Inc. 2019 Directors Stock Option Plan (incorporated by reference to Appendix C to the Definitive Proxy Statement filed by the Company on May 28, 2019).*
10.5	Financing Agreement, dated as of December 18, 2012, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on December 21, 2012).*
10.6	Intellectual Property Security Agreement, as of dated December 18, 2012, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by the Company on December 21, 2012).*
10.7	Amendment to Financing Agreement, dated as of March 25, 2014, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on November 3, 2015).*
10.8	Amendment to Financing Agreement, dated as of October 29, 2015, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on November 3, 2015).*
10.9	Amendment to Financing Agreement, dated as of July 19, 2016, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on July 25, 2016).*
10.10	Amendment to Financing Agreement, dated as of September 1, 2016, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on September 8, 2016).*
10.11	Amendment to Financing Agreement, dated as of November 2, 2018, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-1 filed by the Company on June 7, 2019).*
10.12	Amendment to Financing Agreement, dated as of April 13, 2020, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.2 to the Form 10-Q filed by the Company on May 15, 2020).*
10.13	Amendment to Financing Agreement, dated as of February 4, 2021, by and between the Company and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on February 8, 2021).*
10.14†	License Agreement, dated as of May 13, 2015, by and between the Company and Motorola Mobility LLC (incorporated by reference to Exhibit 10.3 to the Form 10-Q/A filed by the Company on December 6, 2016).*
10.15†	Amendment to License Agreement, dated as of August 16, 2016, by and between the Company and Motorola Mobility LLC (incorporated by reference to Exhibit 10.4 to the Form 10-Q/A filed by the Company on December 6, 2016).*
10.16†	Amendment to License Agreement, dated as of August 21, 2017, by and between the Company and Motorola Mobility LLC (incorporated by reference to Exhibit 10.1 to the Form 10-Q filed by the Company on November 9, 2017).*
10.17+	Employment Agreement, dated as of October 4, 2018, by and between the Company and Joseph Wytanis (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on October 18, 2018).*

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10.18+	Separation Agreement, dated as of May 15, 2020, by and between the Company and Joseph Wytanis (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on May 21, 2020)*
10.19	Stock Purchase Agreement, dated as of May 3, 2019, by and between the Company and the Investors listed therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on May 6, 2019).*
10.20	Stock Purchase Agreement, dated as of May 26, 2020, by and between the Company and the Investors listed therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on May 27, 2020).*
10.21+	Employment Agreement, dated as of February 26, 2020, by and between the Company and Jacquelyn Barry Hamilton (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on March 9, 2020).*
10.22+	Transition and Separation Agreement, dated as of December 31, 2020, by and between the Company and Jacquelyn Barry Hamilton (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on December 31, 2020).*
10.23††	License Agreement, dated as of March 27, 2020, by and between the Company, MTRLC LLC and Motorola Mobility LLC (incorporated by reference to Exhibit 10.19 to the Form 10-K/A filed by the Company on April 29, 2020).*
10.24††	Amendment to License Agreement, dated as of March 27, 2020, by and between the Company and Motorola Mobility LLC (incorporated by reference to Exhibit 10.19 to the Form 10-K/A filed by the Company on April 29, 2020).*
10.25	Standstill and Voting Agreement, dated as of October 9, 2020, by and among the Company, Zulu Holdings LLC and Jeremy P. Hitchcock (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by the Company on October 13, 2020).*
10.26	Loan and Security Agreement, dated March 12, 2021, by and between the Company and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on March 15, 2021).*
10.27+	Assignment and Amendment of Employment Agreement, dated as of December 4, 2020, by and among Graham Chynoweth, the Company and Zoom Connectivity (incorporated by reference to Exhibit 10.27 to the Form 10-K/A filed by the Company on April 30, 2021).*
10.28+	Employment Agreement, dated as of May 22, 2019, by and between Zoom Connectivity and Graham Chynoweth (incorporated by reference to Exhibit 10.28 to the Form 10-K/A filed by the Company on April 30, 2021).*
10.29+	Employment Agreement, dated as of December 4, 2020, by and between the Company and Sean Doherty (incorporated by reference to Exhibit 10.29 to the Form 10-K/A filed by the Company on April 30, 2021).*
10.30+	Employment Agreement, dated as of December 4, 2020, by and between the Company and Nicole Zheng (incorporated by reference to Exhibit 10.30 to the Form 10-K/A filed by the Company on April 30, 2021).*
10.31+	Employment Agreement, dated as of November 1, 2019, by and between the Company and John Lauten (incorporated by reference to Exhibit 10.30 to the Form 10-K/A filed by the Company on April 30, 2021).*
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed on June 10, 2021).*
23.1**	Consent of Marcum LLP.
23.2**	Consent of Baker Newman & Noyes LLC.
23.3***	Consent of Nixon Peabody LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney (included on the signature pages of this Registration Statement).

*	In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

**	Filed herewith.

***	To be filed by amendment.

†	Confidential portions of this exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

††	Certain confidential portions of this exhibit were omitted because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Financial Statement Schedule

No financial statement schedules are provided because the information either is not required or is shown in the financial statements or notes thereto incorporated by reference herein.

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Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Manchester, State of New Hampshire, on July 2, 2021.

MINIM, INC.
(Registrant)

By:	/s/ Sean Doherty
Name:	Sean Doherty
Title:	Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Graham Chynoweth and Sean Doherty and each of them, as true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments and supplements, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Graham Chynoweth	Chief Executive Officer and Director
Graham Chynoweth	(Principal Executive Officer)	July 2, 2021

/s/ Sean Doherty	Chief Financial Officer
Sean Doherty	(Principal Financial Officer and Principal Accounting Officer)	July 2, 2021

/s/ Jeremy Hitchcock
Jeremy Hitchcock	Chairman of the Board	July 2, 2021

/s/ David Aronoff
David Aronoff	Director	July 2, 2021

/s/ Dan Artusi
Dan Artusi	Director	July 2, 2021

/s/ Philip Frank
Philip Frank	Director	July 2, 2021

/s/ Elizabeth Hitchcock
Elizabeth Hitchcock	Director	July 2, 2021

/s/ Joshua Horowitz
Joshua Horowitz	Director	July 2, 2021

/s/ Sandra Howe
Sandra Howe	Director	July 2, 2021

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